2019 Interim Report 中期報告

2 Corporate Information 4 Highlights 5 Management Discussion and Analysis 38 Directors and Senior Management Contents 53 Other Information 68 Report on Review of Interim Financial Information 70 Interim Financial Information 104 Definitions 109 Glossary

2 Wynn Macau, Limited

Corporate Information

BOARD OF DIRECTORS

Executive Directors

Mr. Matthew O. Maddox
Mr. Ian Michael Coughlan
Ms. Linda Chen (Vice Chairman of the Board)

Non-Executive Director

Mr. Craig S. Billings

Independent Non-Executive Directors

Dr. Allan Zeman, GBM, GBS, JP
(Chairman of the Board)
Mr. Jeffrey Kin-fung Lam, GBS, JP
Mr. Bruce Rockowitz
Mr. Nicholas Sallnow-Smith
Ms. Leah Dawn Xiaowei Ye

AUDIT AND RISK COMMITTEE

Mr. Nicholas Sallnow-Smith (Chairman)
Mr. Bruce Rockowitz
Dr. Allan Zeman, GBM, GBS, JP

REMUNERATION COMMITTEE

Mr. Nicholas Sallnow-Smith (Chairman)
Mr. Jeffrey Kin-fung Lam, GBS, JP
Mr. Bruce Rockowitz
Mr. Craig S. Billings

NOMINATION AND CORPORATE GOVERNANCE COMMITTEE

Mr. Jeffrey Kin-fung Lam, GBS, JP (Chairman)
Mr. Nicholas Sallnow-Smith
Dr. Allan Zeman, GBM, GBS, JP
Ms. Leah Dawn Xiaowei Ye

COMPANY SECRETARY

Ms. Ho Wing Tsz Wendy, FCIS, FCS

AUTHORIZED REPRESENTATIVES

Dr. Allan Zeman, GBM, GBS, JP
Ms. Ho Wing Tsz Wendy, FCIS, FCS
(Mrs. Seng Sze Ka Mee, Natalia as alternate)

AUDITOR

Ernst & Young
Certified Public Accountants

LEGAL ADVISORS

As to Hong Kong law:
Kirkland & Ellis
Mayer Brown

As to Macau law:
Alexandre Correia da Silva

As to Cayman Islands law:
Maples and Calder

Interim Report 2019 3 Corporate Information REGISTERED OFFICE PRINCIPAL SHARE REGISTRAR AND P.O. Box 309 TRANSFER OFFICE Ugland House Estera Trust (Cayman) Limited Grand Cayman KY1-1104 HONG KONG SHARE REGISTRAR Cayman Islands Computershare Hong Kong Investor Services Limited HEADQUARTERS IN MACAU Rua Cidade de Sintra STOCK CODE NAPE, Macau SAR 1128 PRINCIPAL PLACE OF BUSINESS COMPANY WEBSITE IN HONG KONG www.wynnmacaulimited.com Level 54, Hopewell Centre 183 Queen’s Road East Hong Kong

4 Wynn Macau, Limited Highlights FINANCIAL HIGHLIGHTS For the Six Months Ended 30 June 2019 2018 HK$ HK$ (in thousands, except per share amounts or otherwise stated) Casino revenues 16,340,209 16,501,017 Other revenues 2,688,495 2,681,799 Adjusted EBITDA 5,061,440 5,298,054 Profit attributable to owners 2,816,121 3,031,074 Earnings per Share — basic and diluted (HK$) 0.54 0.58

Interim Report 2019 5 Management Discussion and Analysis OVERVIEW We are a developer, owner and operator of two integrated destination resorts in Macau, Wynn Palace and Wynn Macau. Our resorts include world-class hotel facilities, a variety of regional and international dining options, retail outlets and an array of one-of-a-kind entertainment options, many of which are free to the general public. Our resorts attract a wide range of regional and international customers and generate strong financial results. To attract and retain customers, we continually make enhancements and refinements to refresh and improve our resorts and to create unique customer experiences across our wide range of amenities. We also continuously consider opportunities to expand our resorts in order to grow and diversify our business in ways that are consistent with the broader goals of our host community. Through a robust emphasis on human resources, staff training and corporate social responsibility, we seek to improve the lives of those in our local and regional communities. We believe these investments in people and communities in turn enhance our brand and result in superior levels of customer service and guest experience. Wynn Palace Wynn Palace, a 6 million square foot integrated resort, is located in the Cotai area of Macau and adjacent to the Macau Light Rapid Transit. It was opened to the public on 22 August 2016. We are in the preliminary planning and design stages of developing the Crystal Pavilion at Wynn Palace. We expect the Crystal Pavilion will become a unique world-class cultural destination, incorporating an art museum, an immersive theater and interactive installations, an expansive food hall, additional hotel rooms, and several signature entertainment features. We estimate construction of the initial phase of the Crystal Pavilion will begin in late 2021.

6 Wynn Macau, Limited Management Discussion and Analysis Wynn Palace features: • Approximately 424,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons and sky casinos; • Free public entertainment attractions including an 8-acre performance lake, animated floral art displays and fine art displays; • A luxury hotel with a total of 1,706 spacious rooms, suites and villas; • 14 food and beverage outlets; • Approximately 106,000 square feet of high-end, brand-name retail shopping; • Recreation and leisure facilities, including a cable car (“SkyCab”) ride, health club, spa, salon and pool; and • Approximately 37,000 square feet of meeting and convention space. The following table presents the number of casino games available at Wynn Palace: As at 30 June 2019 2018 VIP table games 107 112 Mass market table games 216 211 Slot machines 1,142 1,073

Interim Report 2019 7 Management Discussion and Analysis Wynn Macau Wynn Macau, a 3 million square foot integrated resort, is located on the Macau peninsula and opened to the public on 6 September 2006. We completed expansion works at Wynn Macau in December 2007 and November 2009, which added more gaming space and additional food and beverage and retail amenities. Encore at Wynn Macau, a further expansion of Wynn Macau that added hotel accommodations and a range of gaming and non-gaming amenities, opened in April 2010. We have recently launched a renovation project to reinvigorate and reconfigure the former Wynn Clubs gaming area at Wynn Macau. When completed, this enhanced “West Casino” space will consist of approximately 40 mass market table games, a refurbished high-limit slot area, two new restaurants and approximately 7,000 square feet of retail space, and will provide for improved pedestrians access from the board walk. We expect to complete the gaming enhancements and open the new restaurants and retail space at varying times in the fourth quarter of 2019 and first quarter of 2020. Additionally, we recently commenced the Encore tower room refresh (“Encore Tower Refresh”) project in the second quarter of 2019. All 410 rooms in the tower will be refreshed to include replacement of selected furniture and fixtures. The project also includes upgrades to the room control system, entry door system and selected lighting upgrades. The Encore Tower Refresh project will be completed in the fourth quarter of 2019. We estimate the total project budget for West Casino and Encore Tower Refresh to be approximately HK$976.9 million. Wynn Macau features: • Approximately 272,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons, sky casinos and a poker pit; • Free public entertainment attractions including a rotunda show featuring a Chinese zodiac- inspired ceiling along with gold “prosperity tree” and “dragon of fortune” attractions and a performance lake; • Two luxury hotel towers with a total of 1,008 spacious rooms and suites; • 12 food and beverage outlets; • Approximately 59,000 square feet of high-end, brand-name retail shopping; • Recreation and leisure facilities, including two health clubs and spas, a salon and a pool; and • Approximately 31,000 square feet of meeting and convention space.

8 Wynn Macau, Limited Management Discussion and Analysis The following table presents the number of casino games available at Wynn Macau: As at 30 June 2019 2018 VIP table games 106 109 Mass market table games 206 207 Slot machines 827 879 Poker tables 14 12 FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION Macau Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located approximately 37 miles southwest of Hong Kong. The journey between Macau and Hong Kong takes approximately 15 minutes by helicopter, 30 minutes by motor vehicle since the opening of the Hong Kong — Zhuhai — Macau Bridge in October 2018 and one hour by jetfoil ferry. Macau, which has been a casino destination for more than 55 years, consists principally of a peninsula on mainland China, and two neighboring islands, Taipa and Coloane, between which the Cotai area is located. We believe that Macau is located in one of the world’s largest concentrations of potential gaming customers. Since the introduction of new casinos starting in 2004, the Macau market has experienced a significant increase in annual gaming revenue from the HK$21.53 billion generated in 2002. According to Macau statistical information, casinos in Macau, the largest gaming market in the world, generated approximately HK$145.15 billion in gaming revenue during the six months ended 30 June 2019, a slight decrease of approximately 0.5% compared to the approximate HK$145.84 billion generated in the six months ended 30 June 2018. Tourism The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau grew significantly from liberalization in 2002 to 2014. From the first quarter of 2015 until the second quarter of 2016, the Macau gaming market experienced a period of decline in both revenue and visitation. Beginning in the third quarter of 2016, both metrics improved and stabilized with gaming revenue essentially flat year-on-year for the six months ended 30 June 2019, and tourist arrivals to Macau up by 20.6% in the same comparable period.

Interim Report 2019 9 Management Discussion and Analysis The Macau market has experienced tremendous growth in capacity since the opening of Wynn Macau in 2006. As at 30 June 2019, there were 38,700 hotel rooms, 6,734 table games and 17,638 slots in Macau, compared to 12,978 hotel rooms, 2,762 table games and 6,546 slots as at 31 December 2006. Tourist arrivals were 20.3 million in the first half of 2019 compared to 16.8 million in the same period of 2018. Customers traveling to Macau typically come from nearby destinations in Asia, including mainland China, Hong Kong, Taiwan, South Korea and Japan. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, over 91.4% of visitors to Macau for the six months ended 30 June 2019 were from mainland China, Hong Kong and Taiwan. Tourism levels in Macau are affected by a number of factors, all of which are beyond our control. Factors affecting tourism levels in Macau may include, among others: the prevailing economic conditions in mainland China and Asia; restrictions, conditions or other factors which affect visitation by citizens of mainland China to Macau; various countries’ policies on currency exchange controls, currency export, currency withdrawal, credit and debit card usage and travel restrictions or policies impacting the issuance of travel visas that may be in place from time to time; and competition from other destinations which offer gaming and/or leisure activities. Natural and man-made disasters, extreme weather conditions (such as typhoons and heavy rainstorms), outbreaks of highly infectious diseases, public incidents of violence, security alerts, riots and demonstrations, war and other events, particularly in Macau and nearby regions, may result in decreases to visitor arrivals to Macau from mainland China and elsewhere and disrupt travel to and between our resorts. Any of these events may also interfere with our operations and could have a material adverse effect on our business, financial condition and results of operations. Although we have insurance coverage with respect to some of these events, we cannot assure you that any such coverage will be sufficient to indemnify us fully against all direct and indirect costs, including any loss of business that could result from substantial damage to, or partial or complete destruction of, any of our properties.

10 Wynn Macau, Limited Management Discussion and Analysis Economic and Operating Environment A significant number of our customers come from mainland China. Economic disruption, contraction or uncertainty in China could impact the number of customers visiting our properties or the amount they spend. In addition, policies adopted from time to time by the Chinese government, including any travel restrictions imposed by China on its citizens, such as restrictions imposed on exit visas granted to residents of mainland China for travel to Macau, could disrupt the number of visitors from mainland China to our resorts. It is not known when, or if, policies restricting visitation by mainland Chinese citizens to Macau and Hong Kong will be put in place and travel policies may be adjusted, without notice, in the future. Furthermore, Chinese government anti-corruption campaigns have influenced the behavior of Chinese consumers and their spending patterns both domestically and abroad. These campaigns, as well as mainland Chinese and Macau monetary outflow policies have specifically led to tighter monetary transfer regulations, including real time monitoring of certain financial channels, limitations on cash withdrawals from ATM machines by mainland China citizens, the reduction of annual withdraw limits from bank accounts while the account holder is outside of mainland China and “know your client” protocols implemented on ATM machines. These policies may affect and impact the number of visitors and the amount of money they spend. The overall effect of the campaign and monetary transfer restrictions may negatively affect our revenues and results of operations. Competition Since the liberalization of Macau’s gaming industry in 2002, there has been a significant increase in the number of casino properties in Macau. There are six gaming operators in Macau, including WRM. The three concessionaires are WRM, SJM, and Galaxy. The three subconcessionaires are Melco, MGM Macau, and Venetian Macau. As at 30 June 2019, there were 41 casinos in Macau, including 22 operated by SJM. Each of the six current operators has operational casinos and several have expansion plans underway. The Macau government has had the ability to grant additional gaming concessions since April 2009. If the Macau government were to allow additional competitors to operate in Macau through the grant of additional concessions or subconcessions, we would face additional competition, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We contributed new capacity in the market with the opening of Wynn Palace in August 2016. Several of our competitors have also opened facilities in the Cotai area over the past few years, which has significantly increased gaming and non-gaming offerings in Macau, with continued redevelopment and further openings in Cotai expected in the near future.

Interim Report 2019 11 Management Discussion and Analysis Wynn Palace and Wynn Macau also face competition from casinos throughout the world, including Singapore, South Korea, the Philippines, Malaysia, Vietnam, Cambodia, Australia, Las Vegas, cruise ships in Asia that offer gaming and other casinos throughout Asia. Additionally, certain Asian countries and regions have legalized or in the future may legalize gaming, such as Taiwan and Thailand, which could increase competition for our Macau Operations. Gaming Concession The term of our Concession Agreement with the Macau government ends on 26 June 2022. Unless the term of our concession agreement is extended or renewed or we receive a new gaming concession, subject to any separate agreement with the Macau government, all of our gaming operations, casino area and related equipment in Macau will be automatically transferred to the Macau government without compensation to us and we will cease to generate any revenues from these operations at the end of our concession agreement. The Macau government has publicly commented that it is studying the process by which concessions and subconcessions may be renewed, extended or issued. The relevant concession or subconcession held by SJM and MGM Macau was extended from 31 March 2020 to 26 June 2022 in March 2019. The relevant concession or subconcession held by Galaxy, SJM, Venetian Macau, MGM Macau and Melco also expires on 26 June 2022. Effective June 2017, the Macau government may redeem our Concession Agreement by providing us at least one year’s prior notice. In the event the Macau government exercises this redemption right, we are entitled to fair compensation or indemnity. The amount of such compensation or indemnity will be determined based on the amount of revenue generated during the tax year prior to the redemption multiplied by the remaining years under our concession. We are considering various options to place us in a good position for the renewal, extension or application process; however, we may not be able to extend our Concession Agreement or renew our Concession Agreement or obtain a new concession on terms favorable to us all. If our concession is redeemed, the compensation paid to us may not be adequate to compensate us for the loss of future revenues. We cannot conduct gaming operations in Macau without a gaming concession from the Macau government. The loss of a gaming concession would have a material adverse effect on our business, financial condition, results of operations and cash flows. Macau Laws and Regulations The operations of our resorts are contingent upon us maintaining all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations pursuant to Macau laws and regulations. The laws and regulations requiring these licenses, permits and other approvals generally relate to the responsibility, financial stability and character of the owners and managers of the gaming operations, as well as persons financially interested or involved in gaming operations.

12 Wynn Macau, Limited Management Discussion and Analysis WRM and its directors, key employees, managing companies and shareholders who own 5% or more of WRM’s shares must be found suitable and are subject to the continuous monitoring and supervision of the Macau government for the term of the Concession Agreement to ensure that they are suitable to conduct a gaming business in Macau. The objectives of the Macau government’s supervision are to preserve the conduct of gaming in Macau in a fair and honest manner and to safeguard and protect the interests of Macau in receiving taxes from the operation of casinos in the jurisdiction. Our activities are also subject to administrative review and approval by various agencies of the Macau government, including DICJ, Health Bureau, Labour Affairs Bureau, Land, Public Works and Transport Bureau, Fire Services Bureau, Financial Services Bureau (including the Tax Department), Monetary Authority of Macau, Financial Intelligence Office and Macau Government Tourism Office. We cannot assure you that we will be able to maintain all necessary approvals and licenses, and our failure to do so may materially affect our business and operations. Failure to comply with the terms of the Concession Agreement and adapt to the regulatory and gaming environment in Macau could result in the revocation of the Concession Agreement or otherwise negatively affect our operations in Macau. Developments in the regulation of the gaming industry could be difficult to comply with and significantly increase our costs, which could adversely affect our business. Gaming Promoters A significant amount of our casino play is brought to us by gaming promoters. Gaming promoters have historically played a critical role in the Macau gaming market and are important to our casino business. Gaming promoters introduce premium players to Wynn Palace and Wynn Macau and often assist those players with their travel and entertainment arrangements. In addition, gaming promoters often grant credit to their players. In exchange for their services, Wynn Palace and Wynn Macau pay the gaming promoters a commission which is a percentage of the gross gaming win generated by each gaming promoter. The total amount of commissions paid to gaming promoters is netted against casino revenues.

Interim Report 2019 13 Management Discussion and Analysis We typically advance commissions to certain selected gaming promoters with strong operational performance history at the beginning of each month to facilitate their working capital requirements. These advances are provided to a gaming promoter and are offset by the commissions earned by such gaming promoter during the applicable month. The aggregate amounts of exposure to our gaming promoters is the difference between commissions advanced to each individual gaming promoter, and the net commissions payable to each such gaming promoter. At the end of each month, any commissions outstanding are cleared no later than the fifth business day of the succeeding month and prior to the advancement of any further funds to a gaming promoter. We believe we have developed strong relationships with our gaming promoters. Our commission percentages have remained stable throughout our operating history. In addition to commissions, each gaming promoter receives a monthly complimentary allowance based on a percentage of the turnover its clients generate. The allowance is available for room, food and beverage and other products and services for discretionary use with the gaming promoter’s clients. Gaming promoters may experience certain difficulties in their Macau operations, including intensified competition in attracting patrons to come to Macau depending on certain factors, including Chinese government policies. These factors may cause gaming promoters to face a decrease in liquidity, limiting their ability to grant credit to their patrons, and difficulty in collecting credit they extend. The reputation and probity of the gaming promoters with whom we work are important to our own reputation and to our ability to operate in compliance with our gaming concession and Macau gaming laws. We conduct periodic reviews of the probity and compliance programs of our gaming promoters. However, we are not able to control our gaming promoters’ compliance with these high standards of probity and integrity, and our gaming promoters may violate provisions in their contracts with us designed to ensure such compliance. Failure by a gaming promoter we work with to comply with Macau gaming laws or maintain the required standards of probity and integrity could adversely affect our reputation and our business, and lead to a deterioration in our relationships with, and possible sanctions from, gaming regulators with authority over our operations. In the event a gaming promoter does not meet its financial or other obligations, there can be no assurance that we may not be found liable, which could adversely impact our business, financial condition, results of operations and cash flows.

14 Wynn Macau, Limited Management Discussion and Analysis Premium Credit Play We selectively extend credit to certain customers contingent upon our marketing team’s knowledge of the customers, their financial background and payment history. We follow a series of credit procedures and require various signed documents from each credit recipient that are intended to ensure that, among other things, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the customer resides. In the event the customer does not reside in a jurisdiction where gaming debts are legally enforceable, we can attempt to assert jurisdiction over assets the customer maintains in jurisdictions where the debt is recognized. In addition, we typically require a check in the amount of the applicable credit line from credit customers, collateralizing the credit we grant. Number and Mix of Table Games and Slot Machines The mix of VIP table games, mass table games and slot machines in operation at our resorts changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of our games may affect casino profitability. Employees Our employees collectively play an integral role in the overall success of the Group. We rely on the continued services of key managers and an adequate number of qualified employees to achieve our goals and to deliver our high service standards. There is intense competition for labor resources in Macau due to the limited supply of local-Macau labor and imported-labor restrictions and quotas. Competition in Macau for key managers and qualified employees is further exacerbated by the labor needs of large-scale resorts that have recently opened or expected to open in the future and other opportunities for local-Macau labor. If we are unable to obtain, attract, retain and train key managers and an adequate number of qualified employees, and obtain any required visas or work permits for our staff, our ability to adequately manage and staff our operations and development projects could be impaired, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Interim Report 2019 15 Management Discussion and Analysis Renovation, Development and Construction Projects Our current and future renovation, development and construction projects are and will be subject to significant development and construction risks. Such risks include unanticipated costs or cost increases, shortages in qualified labor, changes in laws and regulations and unforeseen engineering problems. Construction, equipment or staffing problems or difficulties in obtaining the requisite licenses, permits and authorizations from regulatory or governmental authorities could materially increase the total cost, delay or prevent the construction or opening of our projects or affect the project’s design and features, which may adversely impact the success of the project. There can be no assurance that our proposed plans and specifications will not change, and we cannot guarantee that our proposed projects will be approved, commenced or completed as contemplated by us. Failure to complete the projects on schedule or within budget may also have a significant negative effect on us and on our ability to make payments on our debt. Intellectual Property Rights We have licensed the right to use certain “WYNN”-related trademarks and service marks from Wynn Resorts, Limited and Wynn Resorts Holdings, LLC, an affiliate of Wynn Resorts, Limited. Our intellectual property assets, especially the logo version of “WYNN,” are among our most valuable assets. Pursuant to the licensing arrangement, WRM licenses the right to use the “WYNN” trademark in connection with WRM’s operation of hotel casinos in Macau in return for a monthly royalty payment. The licensing arrangement is not a fixed term arrangement; it is terminable on the occurrence of certain events, including if the WRL Group loses its rights in the “WYNN” mark, if Wynn Resorts, Limited ceases to hold more than a 50% voting interest in WRM or by the court appointed administrator in the event Wynn Resorts, Limited or Wynn Resorts Holdings, LLC enters into bankruptcy proceedings. If the existing licensing arrangement were terminated and we fail to enter into new arrangements with the WRL Group in respect of the “WYNN” mark, we would lose our rights to use the “WYNN” brand name, and “WYNN” trademarks and domain names. The loss of our ability to use these “WYNN”-related marks could cause severe disruption to our business and have an adverse effect on our business, financial condition and results of operations. Wynn Resorts Holdings, LLC has filed applications with the United States Patent and Trademark Office (the “PTO”) and trademark registries including registries in Macau, mainland China, Hong Kong, Singapore, Japan, certain European countries and various other jurisdictions throughout the world, to register a variety of “WYNN”-related trademarks and service marks in connection with a variety of goods and services. These marks include “WYNN MACAU”, “WYNN PALACE” and “ENCORE” as well as trademarks of the Chinese characters representing “WYNN” and other “WYNN”-related marks.

16 Wynn Macau, Limited Management Discussion and Analysis If a third party successfully challenges our ownership of, or right to use, the “WYNN”-related trademarks and service marks, our business or results of operations could be harmed. We also are exposed to the risk that third parties may use “WYNN”-related trademarks without authorization. Furthermore, due to the increased use of technology in computerized gaming machines and in business operations generally, other forms of intellectual property rights (such as patents and copyrights) are becoming increasingly relevant. It is possible that, in the future, third parties might assert superior intellectual property rights or allege that their intellectual property rights cover some aspect of our operations. The defense of such allegations may result in substantial expenses, and, if such claims are successfully prosecuted, may have a material impact on our business. Cybersecurity We rely on information technology and other systems (including those maintained by third parties we work with) to maintain and transmit large volumes of customer financial information, credit card settlements, credit card funds transmissions, mailing lists and reservations information and other personally identifiable information. We also maintain important internal company data such as personally identifiable information about our employees and information relating to our operations. The systems and processes we have implemented to protect customers, employees and company information are subject to the ever-changing risk of compromised security. These risks include cyber and physical security breaches, system failure, computer viruses, and negligent or intentional misuse by customers, company employees, or employees of third-party vendors. Cyber-attacks are becoming increasingly more difficult to anticipate and prevent due to their rapidly evolving nature and, as a result, the technology we use to protect our systems from being breached or compromised could become outdated due to advances in computer capabilities or other technological developments. Our third-party information system service providers face risks relating to cybersecurity similar to ours, and we do not directly control any of such parties’ information security operations.

Interim Report 2019 17 Management Discussion and Analysis Despite the steps we have taken to deter and mitigate against these threats and risks, our systems, processes and security measures may not be successful and our insurance coverage for protecting against cybersecurity risks may not be sufficient. Any perceived or actual electronic or physical security breach of information or systems maintained by us or our third-party service providers could disrupt our business, damage our reputation and our relationships with our stakeholders, expose us to risks of litigation, significant fines and penalties and liability, result in the deterioration of our stakeholders’ confidence in us, and adversely affect our business, results of operations and financial condition. As these threats develop and grow, we may find it necessary to make significant further investments to protect data and our infrastructure, including the implementation of new computer systems or upgrades to existing systems, deployment of additional personnel and protection-related technologies, engagement of third-party consultants, and training of employees. The occurrence of any of the cyber incidents described above could have a material adverse effect on our business, results of operations and cash flows. Personal Data Our business uses and transmits large volumes of employee and customer data, including credit card numbers and other personal information in various information systems that we maintain in areas such as human resources outsourcing, website hosting, and various forms of electronic communications. Our customers and employees have a high expectation that we will adequately protect their personal information. Our collection and use of personal data are governed by privacy laws and regulations, and privacy law is an area that changes often and varies significantly by jurisdiction. In addition to governmental regulations, there are credit card industry standards or other applicable data security standards we must comply with as well. Compliance with applicable privacy regulations may increase our operating costs and/or adversely impact our ability to market our products, properties and services to our guests. In addition, non-compliance with applicable privacy regulations by us (or in some circumstances non-compliance by third parties engaged by us) or a breach of security on systems storing our data may result in damage of reputation and/or subject us to fines, payment of damages, lawsuits or restrictions on our use or transfer of data. Any misappropriation of confidential or personally identifiable information gathered, stored or used by us, be it intentional or accidental, could have a material impact on the operation of our business, including severely damaging our reputation and our relationships with our customers, employees and investors.

18 Wynn Macau, Limited Management Discussion and Analysis Our Computer Systems and Websites We are dependent on our computer systems to record and process transactions and manage and operate our business, including processing payments, accounting for and reporting financial results, and managing our employees and employee benefit programs. Given the complexity of our business, it is imperative that we maintain uninterrupted operation of our computer hardware and software systems. Despite our preventative efforts, our systems are vulnerable to damage or interruption from, among other things, security breaches, computer viruses, technical malfunctions, inadequate system capacity, power outages, natural disasters, and usage errors by our employees or third-party consultants. If our information technology systems become damaged or otherwise cease to function properly, we may have to make significant investments to repair or replace them. Additionally, confidential or sensitive data related to our customers or employees could be lost or compromised. Any material disruptions in our information technology systems could have a material adverse effect on our business, results of operations, and financial condition. Risk of Fraud, Cheating and Theft Acts of fraud or cheating through the use of counterfeit chips, covert schemes and other tactics, possibly in collusion with our employees, may be attempted or committed by our customers with the aim of increasing their winnings. Our customers, visitors and employees may also commit crimes such as theft in order to obtain chips not belonging to them. We have taken measures to safeguard our interests including the implementation of systems, processes and technologies to mitigate against these risks, extensive employee training, surveillance, security and investigation operations and adoption of appropriate security features on our chips such as embedded radio frequency identification tags. Despite our efforts, we may not be successful in preventing or detecting such culpable behavior and schemes in a timely manner and the relevant insurance we have obtained may not be sufficient to cover our losses depending on the incident, which could result in losses to our gaming operations and generate negative publicity, both of which could have an adverse effect on our reputation, business, results of operations and cash flows.

Interim Report 2019 19 Management Discussion and Analysis Fraudulent Websites There has been an increase in the international operation of fraudulent online gambling and investment websites attempting to scam and defraud members of the public. These fraudulent websites can appear highly professional and will often feature false statements on their websites in an attempt to pass off as a legitimate business or purport to be in association with, or be accredited by, a legitimate business or governmental authority. Such websites may also wrongfully display logos and trademarks owned by legitimate businesses or governmental authorities, or use deceptively similar logos and imagery, to appear legitimate. We do not offer online gambling or investment accounts. Websites offering these or similar activities and opportunities that use our names, such as “Wynn Resorts (Macau) S.A.”, “Wynn”-related trademarks, including our marks for “Wynn Palace” and “Wynn Macau”, or similar names or images in likeness to ours, are doing so without our authorization and possibly unlawfully and with criminal intent. The Group is not responsible for the contents of such websites. If our efforts to cause these sites to be shut down through civil action and by reporting these sites to the appropriate authorities (where applicable, including for possible criminal prosecution) are unsuccessful or not timely completed, these unauthorized activities may continue and harm our reputation and negatively affect our business. Efforts we take to acquire and protect our intellectual property rights against unauthorized use throughout the world, which may include retaining counsel and commencing litigation in various jurisdictions, may be costly and may not be successful in protecting and preserving the status and value of our intellectual property assets. To report fraudulent websites or e-mails purportedly connected to the Group, please e-mail inquiries@wynnmacau.com.

20 Wynn Macau, Limited Management Discussion and Analysis ADJUSTED EBITDA Adjusted EBITDA is earnings before finance costs, finance revenues, net foreign currency differences, income taxes, depreciation and amortization, property charges and other, share- based payments, Wynn Macau, Limited corporate expenses, and other non-operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted Property EBITDA presented by Wynn Resorts, Limited for its Macau segments in its filings with the SEC, primarily due to the inclusion of license fees, adjustments for IFRS differences with U.S. GAAP, corporate support and other support services in arriving at operating profit. The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement and operating profit. For the Six Months Ended 30 June 2019 2018 HK$ HK$ (in thousands) Operating profit 3,486,516 3,772,329 Add Depreciation and amortization 1,451,211 1,356,018 Property charges and other 10,136 55,602 Share-based payments 66,019 63,714 Wynn Macau, Limited corporate expenses 47,558 50,391 Adjusted EBITDA 5,061,440 5,298,054

Interim Report 2019 21 Management Discussion and Analysis REVIEW OF HISTORICAL OPERATING RESULTS Summary Breakdown Table The following table presents certain selected condensed consolidated statement of profit or loss and other comprehensive income line items and certain other data. For the Six Months Ended 30 June 2019 2018 HK$ HK$ (in thousands) Wynn Palace: Casino(1) 9,033,939 8,568,882 Rooms 678,501 636,085 Food and beverage 450,518 414,557 Retail and other 469,761 461,545 Wynn Macau: Casino(1) 7,306,270 7,932,135 Rooms 434,027 434,948 Food and beverage 322,437 293,923 Retail and other 333,251 440,741 Total operating revenues 19,028,704 19,182,816

22 Wynn Macau, Limited Management Discussion and Analysis For the Six Months Ended 30 June 2019 2018 HK$ HK$ (in thousands, except for averages, win per unit per day figures and number of tables and slot machines) Wynn Palace: VIP: VIP table games turnover 204,075,091 230,506,699 VIP table games win(1) 7,040,365 6,427,050 VIP table games win as a percentage of turnover 3.4% 2.8% Average number of gaming tables(2) 112 115 Table games win per unit per day(3) 348,757 307,912 Mass market: Mass market table drop 20,167,858 19,091,499 Mass market table games win(1) 4,803,268 4,629,164 Mass market table games win percentage 23.8% 24.2% Average number of gaming tables(2) 212 211 Table games win per unit per day(3) 124,952 121,325 Slot machine handle 15,004,828 15,665,106 Slot machine win(1) 744,930 783,172 Average number of slots(2) 1,095 1,065 Slot machine win per unit per day(3) 3,759 4,061 Wynn Macau: VIP: VIP table games turnover 152,722,707 243,037,692 VIP table games win(1) 4,714,917 6,286,590 VIP table games win as a percentage of turnover 3.1% 2.6% Average number of gaming tables(2) 111 113 Table games win per unit per day(3) 233,933 307,879

Interim Report 2019 23 Management Discussion and Analysis For the Six Months Ended 30 June 2019 2018 HK$ HK$ (in thousands, except for averages, win per unit per day figures and number of tables and slot machines) Mass market: Mass market table drop 21,172,557 20,500,799 Mass market table games win(1) 4,264,611 3,985,184 Mass market table games win percentage 20.1% 19.4% Average number of gaming tables(2) 206 203 Table games win per unit per day(3) 114,585 108,208 Slot machine handle 13,493,750 15,410,826 Slot machine win(1) 633,164 644,137 Average number of slots(2) 827 930 Slot machine win per unit per day(3) 4,232 3,825 Notes: (1) Total casino revenues do not equal the sum of “VIP table games win”, “mass market table games win” and “slot machine win” because casino revenues are reported net of the relevant commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues). The following table presents a reconciliation of the sum of “VIP table games win”, “mass market table games win” and “slot machine win” to total casino revenues. For the Six Months Ended 30 June 2019 2018 HK$ HK$ (in thousands) VIP table games win 11,755,282 12,713,640 Mass market table games win 9,067,879 8,614,348 Slot machine win 1,378,094 1,427,309 Poker revenues 81,788 84,899 Commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues) (5,942,834) (6,339,179) Total casino revenues 16,340,209 16,501,017

24 Wynn Macau, Limited Management Discussion and Analysis (2) For purposes of this table, we calculate average number of gaming tables and average number of slots as the average numbers of gaming tables and slot machines in service on each day in the period. (3) Table games win per unit per day and slot machine win per unit per day are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Palace, Wynn Macau and Encore were open in the applicable period. Discussion of Results of Operations Financial results for the six months ended 30 June 2019 compared to financial results for the six months ended 30 June 2018 Operating Revenues Total operating revenues decreased 0.8% from HK$19.18 billion in the six months ended 30 June 2018 to HK$19.03 billion in the six months ended 30 June 2019. This decrease was primarily due to lower VIP gaming volumes of Wynn Palace and Wynn Macau, partially offset by an increase in mass market table drop. Casino Revenues Casino revenues decreased slightly from HK$16.50 billion (86.0% of total operating revenues) in the six months ended 30 June 2018 to HK$16.34 billion (85.9% of total operating revenues) in the six months ended 30 June 2019. The components and reasons are as follows: VIP casino gaming operations. VIP table games win decreased by 7.5%, from HK$12.71 billion in the six months ended 30 June 2018 to HK$11.76 billion in the six months ended 30 June 2019. The decrease was driven by lower business volumes of both Wynn Palace and Wynn Macau, with total VIP table games turnover down 24.7%, from HK$473.54 billion in the six months ended 30 June 2018 to HK$356.80 billion in the six months ended 30 June 2019, partially offset by an increase in VIP table games win as a percentage of turnover at both Wynn Palace and Wynn Macau.

Interim Report 2019 25 Management Discussion and Analysis Mass market casino gaming operations. Mass market table games win increased by 5.3%, from HK$8.61 billion in the six months ended 30 June 2018 to HK$9.07 billion in the six months ended 30 June 2019. The increase was driven by an increase in business volumes of both Wynn Palace and Wynn Macau. Slot machine gaming operations. Slot machine win decreased by 3.4% from HK$1.43 billion in the six months ended 30 June 2018 to HK$1.38 billion in the six months ended 30 June 2019. The decrease in slot machine win was primarily driven by a decrease in business volumes of both Wynn Palace and Wynn Macau. Total slot machine handle decreased by 8.3% from HK$31.08 billion in the six months ended 30 June 2018 to HK$28.50 billion in the six months ended 30 June 2019. Non-casino Revenues Net non-casino revenues, which include rooms, food and beverage and retail and other revenues, remained relatively flat from HK$2.68 billion (14.0% of total operating revenues) in the six months ended 30 June 2018 to HK$2.69 billion (14.1% of total operating revenues) in the six months ended 30 June 2019. Room. Our room revenues increased by 3.9% from HK$1.07 billion in the six months ended 30 June 2018 to HK$1.11 billion in the six months ended 30 June 2019, primarily due to higher Average Daily Rate at both Wynn Palace and Wynn Macau and a higher occupancy rate at Wynn Palace.

26 Wynn Macau, Limited Management Discussion and Analysis The following table presents additional information about our room revenues for Wynn Palace and Wynn Macau: Room revenues information For the Six Months Ended 30 June 2019 2018 Wynn Palace: Average Daily Rate HK$2,102 HK$1,984 Occupancy 97.3% 96.5% REVPAR HK$2,046 HK$1,915 Wynn Macau: Average Daily Rate HK$2,239 HK$2,207 Occupancy 99.1% 99.2% REVPAR HK$2,219 HK$2,189 Food and beverage. Food and beverage revenues increased by 9.1% from HK$708.5 million in the six months ended 30 June 2018 to HK$773.0 million in the six months ended 30 June 2019, as a result of increased covers at restaurants of both Wynn Palace and Wynn Macau. Retail and other. Our retail and other revenues decreased by 11.0% from HK$902.3 million in the six months ended 30 June 2018 to HK$803.0 million in the six months ended 30 June 2019, primarily due to the closure of certain owned retail outlets and their conversion to leased outlets at our Macau Operations.

Interim Report 2019 27 Management Discussion and Analysis Operating Costs and Expenses Gaming taxes and premiums. Gaming taxes and premiums decreased by 2.1% from HK$9.09 billion in the six months ended 30 June 2018 to HK$8.90 billion in the six months ended 30 June 2019. The decrease was commensurate with the 1.0% decrease in casino revenues. WRM is subject to a 35% gaming tax on gross gaming win. In addition, WRM is also required to pay 4% of its gross gaming win as contributions for public development and social facilities. Staff costs. Staff costs increased by 6.2% from HK$2.49 billion in the six months ended 30 June 2018 to HK$2.64 billion in the six months ended 30 June 2019. The increase was primarily due to general salary increment and an increase in the number of full-time equivalent employees due in part to opening of new restaurants. Other operating expenses. Other operating expenses increased by 4.9% from HK$2.42 billion in the six months ended 30 June 2018 to HK$2.54 billion in the six months ended 30 June 2019, driven mainly by increase in repairs and maintenance costs, advertising and promotion expenditures, operating supplies and equipment costs, other expenses and the change in provision for doubtful accounts. The provision for doubtful accounts was an expense of HK$22.2 million in the six months ended 30 June 2019, compared to a benefit of HK$22.2 million for the same period of 2018. The change was primarily due to the impact of historical collection patterns and current collection trends, as well as the specific review of customer accounts, on our estimated allowance for the respective periods. Depreciation and amortization. Depreciation and amortization increased by 7.0% from HK$1.36 billion in the six months ended 30 June 2018 to HK$1.45 billion in the six months ended 30 June 2019. The increase was mainly due to the recognition of right-of-use assets amortization for operating leases resulting from the adoption of a new international financial reporting standard on 1 January 2019. Property charges and other. Property charges and other decreased from HK$55.6 million in the six months ended 30 June 2018 to HK$10.1 million in the six months ended 30 June 2019. Amounts in each period primarily represent the gain/loss on the sale of equipment and other assets as well as costs related to assets retired or abandoned as a result of renovating certain assets of the Company in response to customer preferences and changes in market demand. As a result of the foregoing, total operating costs and expenses increased by 0.9% from HK$15.41 billion in the six months ended 30 June 2018 to HK$15.54 billion in the six months ended 30 June 2019.

28 Wynn Macau, Limited Management Discussion and Analysis Finance Revenues Finance revenues decreased from HK$42.8 million in the six months ended 30 June 2018 to HK$37.6 million in the six months ended 30 June 2019. The decrease was primarily due to holding lower average cash balances in the six months ended 30 June 2019 compared to 2018. During 2019 and 2018, our short-term investment strategy has been to preserve capital while retaining sufficient liquidity. The majority of our cash equivalents were primarily in time deposits and fixed deposits with a maturity of three months or less. Finance Costs Finance costs increased by 5.5% from HK$701.4 million in the six months ended 30 June 2018 to HK$739.9 million in the six months ended 30 June 2019. The increase is due to increases in the HIBOR and LIBOR rates during six months ended 30 June 2019 compared to the six months ended 30 June 2018. Income Tax Expense In the six months ended 30 June 2019 and 2018, our income tax expense was HK$6.2 million. Our tax expense for the six months ended 30 June 2019 and 2018 relates to the current tax expense recorded by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement. Net Profit Attributable to Owners of the Company As a result of the foregoing, compared to HK$3.03 billion for the six months ended 30 June 2018, net profit attributable to owners of the Company was HK$2.82 billion for the six months ended 30 June 2019. LIQUIDITY AND CAPITAL RESOURCES Capital Resources Since the opening of Wynn Macau and Wynn Palace on 6 September 2006 and 22 August 2016, respectively, we have generally funded our working capital and recurring expenses as well as capital expenditures from cash flow from operations, cash on hand and availability under our credit facilities. Our cash balances as at 30 June 2019 were approximately HK$5.85 billion. This cash is available for operations, new development activities, enhancements to our operating properties, debt service and retirement and general corporate purposes.

Interim Report 2019 29 Management Discussion and Analysis As at 30 June 2019, the Group had approximately HK$5.07 billion of available borrowing capacity under the Wynn Macau Credit Facilities. The term loan facility of the Wynn Macau Credit Facilities is repayable in graduating installments of between 2.875% and 4.50% of the principal amount on a quarterly basis commencing 30 September 2020, with a final installment of 75% of the principal amount repayable on 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day). Gearing Ratio The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. The table below presents the calculation of our gearing ratio. As at 30 June 31 December 2019 2018 HK$ HK$ (in thousands, except for percentages) Interest-bearing borrowings 28,968,414 33,078,147 Accounts payable 707,683 723,473 Construction payables and accruals and construction retentions payable 396,445 438,149 Other payables and accruals 9,142,326 9,907,813 Amounts due to related companies 140,378 160,196 Other liabilities 199,092 243,127 Lease liabilities 490,859 — Less: cash and cash equivalents (5,849,723) (9,526,423) restricted cash and cash equivalents (19,131) (18,067) Net debt 34,176,343 35,006,415 Equity 2,073,692 1,518,459 Total capital 2,073,692 1,518,459 Capital and net debt 36,250,035 36,524,874 Gearing ratio 94.3% 95.8%

30 Wynn Macau, Limited Management Discussion and Analysis Cash Flows The following table presents a summary of the Group’s cash flows. For the Six Months Ended 30 June 2019 2018 HK$ HK$ (in millions) Net cash generated from operating activities 4,199.8 3,137.3 Net cash used in investing activities (667.4) (429.5) Net cash (used in)/generated from financing activities (7,204.8) 373.3 Net (decrease)/increase in cash and cash equivalents (3,672.4) 3,081.1 Cash and cash equivalents at beginning of period 9,526.4 5,239.7 Effect of foreign exchange rate changes, net (4.3) 9.9 Cash and cash equivalents at end of period 5,849.7 8,330.7 Net cash generated from operating activities Our net cash generated from operating activities is primarily affected by changes in our working capital and operating profit generated by our Macau Operations. Net cash from operating activities was HK$4.20 billion for the six months ended 30 June 2019, compared to HK$3.14 billion for the six months ended 30 June 2018. Operating profit was HK$3.49 billion for the six months ended 30 June 2019, compared to HK$3.77 billion for the six months ended 30 June 2018. The increase in net cash from operating activities was primarily attributable to the changes in working capital. Net cash used in investing activities Net cash used in investing activities was HK$667.4 million for the six months ended 30 June 2019, compared to HK$429.5 million for the six months ended 30 June 2018. Net cash used in the six months ended 30 June 2019 included capital expenditures of HK$716.1 million for renovations to enhance and refine the Macau Operations and for purchases of property and equipment, partially offset by HK$48.7 million of interest receipts. Net cash used in the six months ended 30 June 2018 included capital expenditures of HK$468.2 million for renovations to enhance and refine the Macau Operations and for purchases of property and equipment, partially offset by HK$38.5 million of interest receipts.

Interim Report 2019 31 Management Discussion and Analysis Net cash used in financing activities Net cash used in financing activities was HK$7.20 billion during the six months ended 30 June 2019, compared to net cash of HK$373.3 million generated from financing activities during the six months ended 30 June 2018. During the six months ended 30 June 2019, net cash used in financing activities was primarily due to HK$4.69 billion in repayments of our revolving credit facility of the Wynn Macau Credit Facilities, a HK$2.34 billion final dividend payment made in June 2019 and HK$677.3 million of interest payments, partially offset by receipts of HK$586.4 million drawn from the revolving credit facility of the Wynn Macau Credit Facilities. During the six months ended 30 June 2018, the net cash generated from financing activities was primarily due to receipts of HK$4.89 billion proceeds from our revolving credit facility of the Wynn Macau Credit Facilities and receipts of HK$14.3 million from the exercise of share options, partially offset by a HK$3.90 billion special dividend payment made in April 2018, and HK$634.0 million of interest payments. Indebtedness The following table presents a summary of our indebtedness. Indebtedness information As at 30 June 31 December 2019 2018 HK$ HK$ (in thousands) Bank loans 18,748,428 22,875,059 Senior notes 10,550,447 10,572,466 Less: debt financing costs, net (330,461) (369,378) Total interest-bearing borrowings 28,968,414 33,078,147

32 Wynn Macau, Limited Management Discussion and Analysis Wynn Macau Credit Facilities Overview On 21 December 2018, WRM’s senior secured bank facilities were amended to, among other things, extend the maturity dates of the senior secured term loan and revolving credit facilities. As at 30 June 2019, the Wynn Macau Credit Facilities consisted of approximately HK$23.82 billion equivalent in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$17.97 billion equivalent fully funded senior term loan facility and an approximately HK$5.85 billion equivalent senior revolving credit facility. The borrowings under the Wynn Macau Credit Facilities were used to refinance WRM’s existing indebtedness and for general corporate purposes. The amended term loan facility is repayable in graduating installments of between 2.875% and 4.50% of the principal amount on a quarterly basis commencing 30 September 2020, with a final installment of 75% of the principal amount repayable on 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day). Prior to the amendment, the term loan facility was repayable in graduating installments of between 2.50% and 7.33% of the principal amount on a quarterly basis commencing December 2018, with a final installment of 50% of the principal amount repayable in September 2021. The final maturity of any outstanding borrowings from the revolving credit facility is 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day), by which time any outstanding borrowings from the revolving credit facility must be repaid. Prior to the amendment, the final maturity of any outstanding borrowings from the revolving credit facility was repayable by September 2020. The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM’s leverage ratio. Customary fees and expenses were paid by WRM in connection with the Wynn Macau Credit Facilities.

Interim Report 2019 33 Management Discussion and Analysis Security and Guarantees Borrowings under the Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of, and equity interests in WRM and Palo. Second Ranking Lender WRM is also a party to a bank guarantee reimbursement agreement with Banco Nacional Ultramarino S.A. to secure a guarantee in favor of the Macau government as required under the Concession Agreement. The amount of this guarantee is MOP300 million (approximately HK$291.3 million) and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM’s performance under the Concession Agreement, including the payment of certain premiums, fines and indemnities for breach. The guarantee is secured by a second priority security interest in the same collateral package securing the Wynn Macau Credit Facilities. Other Terms The Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau. The circumstances giving rise to an event of default includes if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness repayable by WRM under the senior secured credit facilities. The Directors confirm that there is no non-compliance with the financial covenants or general covenants contained in the Wynn Macau Credit Facilities. The Company is not a party to the credit facilities agreements and related agreements and has no rights or obligations thereunder. The Group had approximately HK$5.07 billion available to draw under the revolving credit facility of the Wynn Macau Credit Facilities as at 30 June 2019.

34 Wynn Macau, Limited Management Discussion and Analysis WML Notes On 20 September 2017, the Company completed the issuance of WML Notes. The Company used the net proceeds from the WML Notes and cash on hand to fund the cost of extinguishing the WML 2021 Notes. Interest on the WML Notes is payable semi-annually in arrears on 1 April and 1 October of each year, beginning on 1 April 2018. At any time prior to 1 October 2020 and 1 October 2022, the Company may redeem the WML 2024 Notes and WML 2027 Notes, respectively, in whole or in part, at a redemption price equal to the greater of (a) 100% of the principal amount of the WML Notes or (b) a “make-whole” amount as determined by an independent investment banker in accordance with the terms of the indentures for the WML Notes, dated as of 20 September 2017 (the “WML Indentures”). In either case, the redemption price would include accrued and unpaid interest. In addition, at any time prior to 1 October 2020, the Company may use the net cash proceeds from certain equity offerings to redeem up to 35% of the aggregate principal amount of the WML 2024 Notes and the WML 2027 Notes, at a redemption price equal to 104.875% of the aggregate principal amount of the WML 2024 Notes and 105.5% of the aggregate principal amount of the WML 2027 Notes, as applicable. On or after 1 October 2020 and 1 October 2022, the Company may redeem the WML 2024 Notes and WML 2027 Notes, respectively, in whole or in part, at a premium decreasing annually from 102.438% and 102.75%, respectively, of the applicable principal amount to 100% of the applicable principal amount, plus accrued and unpaid interest. If the Company undergoes a Change of Control (as defined in the WML Indentures), it must offer to repurchase the WML Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. The circumstances that will constitute a Change of Control includes the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to the Company’s former Chairman and Chief Executive Officer or a related party of the Company’s former Chairman and Chief Executive Officer, the consummation of any transaction that results in any party other than the Company’s former Chairman and Chief Executive Officer and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of Wynn Resorts, Limited and the first day on which a majority of the members of the Board are not continuing directors.

Interim Report 2019 35 Management Discussion and Analysis In addition, the Company may redeem the WML Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, in response to any change in or amendment to certain tax laws or tax positions. Further if a holder or beneficial owner of the WML Notes fails to meet certain requirements imposed by any Gaming Authority (as defined in the WML Indentures), the Company may require the holder or beneficial owner to dispose of or redeem its WML Notes. Upon the occurrence of (1) any event after which none of the Company or any of its subsidiaries have such licenses, concessions, subconcessions or other permits or authorizations as necessary to conduct gaming activities in substantially the same scope as it does on the date of the WML Notes issuance, for a period of ten consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of WML and its subsidiaries, taken as a whole, or (2) the termination, rescission, revocation or modification of any such licenses, concessions, subconcessions or other permits or authorizations which has had a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the WML Notes will have the right to require the Company to repurchase all or any part of such holder’s WML Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK Market risk is the risk of loss arising from adverse changes in market rates and conditions, such as interest rates, and foreign currency exchange rates. Foreign Currency Exchange Risks The financial statements of foreign operations are translated into Hong Kong dollars, the Company’s functional and presentation currency, for incorporation into the condensed consolidated financial statements. The majority of our assets and liabilities are denominated in U.S. dollars, Hong Kong dollars and Macau patacas, and there are no significant assets and liabilities denominated in other currencies. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. The Macau pataca is pegged to the Hong Kong dollar, and in many cases the two currencies are used interchangeably in Macau. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar and the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments.

36 Wynn Macau, Limited Management Discussion and Analysis If the Hong Kong dollar and the Macau pataca are not linked to the U.S. dollar in the future, severe fluctuations in the exchange rate for these currencies may result. We also cannot assure you that the current rate of exchange fixed by the applicable monetary authorities for these currencies will remain at the same level. Interest Rate Risks One of our primary exposures to market risk is interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations. In July 2017, the head of the United Kingdom Financial Conduct Authority announced the desire to phase out the use of LIBOR by the end of 2021. The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin based on WRM’s leverage ratio. If LIBOR (or HIBOR) ceases to exist or if only one reference bank under the Wynn Macau Credit Facilities provides a quotation for LIBOR (or HIBOR) or if notice is served to us that the funding cost of our majority lender(s) exceed LIBOR (or HIBOR), we must enter into good faith negotiations for a period of up to 30 days with a view to agreeing an alternative basis for determining the rate of interest applicable to our affected borrowings. Failing such agreement within the prescribed time, each relevant lender is to certify an alternative basis for maintaining its participation in the affected borrowings which may include an alternative method of fixing the applicable interest rate, alternative interest periods and/or alternative currencies, provided such basis reflects the cost of funding its participation. Each certified alternative basis is binding on WRM and treated as part of the credit facilities agreement and applicable related agreements. WRM may seek to settle the affected outstanding borrowings. The potential effect of any such event could have on our business and financial condition cannot yet be determined.

Interim Report 2019 37 Management Discussion and Analysis OFF BALANCE SHEET ARRANGEMENTS We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity. OTHER LIQUIDITY MATTERS We expect to fund our operations and capital expenditure requirements from operating cash flows, cash on hand, availability under our credit facilities and new borrowings. However, we cannot be sure that operating cash flows will be sufficient for those purposes. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all. New business developments or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing. In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refinements to our resorts. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements. Taking into consideration our financial resources, including our cash and cash equivalents, internally generated funds and availability under our credit facilities, we believe that we have sufficient liquid assets to meet our current and anticipated working capital and operating requirements. RELATED PARTY TRANSACTIONS For details of the related party transactions, see note 17 to the interim financial information. Our Directors confirm that all related party transactions have been conducted on normal commercial terms, and that their terms are fair and reasonable.

38 Wynn Macau, Limited Directors and Senior Management OUR DIRECTORS The following table presents certain information in respect of the members of our Board. Members of our Board Date of Appointment Name Age Position as a Director Matthew Ode Maddox 43 Executive Director and Chief 28 March 2013 Executive Officer Ian Michael Coughlan 60 Executive Director and 16 September 2009 President Linda Chih-Ling Chen 52 Executive Director, Chief 16 September 2009 Operating Officer and Vice Chairman of the Board Craig Scott Billings 46 Non-executive Director 17 August 2018 Allan Zeman, GBM, GBS, JP 71 Chairman of the Board 16 September 2009 and Independent Non-executive Director Jeffrey Kin-fung Lam, GBS, JP 67 Independent Non-executive 16 September 2009 Director Bruce Philip Rockowitz 60 Independent Non-executive 16 September 2009 Director Nicholas Robert Sallnow-Smith 69 Independent Non-executive 16 September 2009 Director Leah Dawn Xiaowei Ye 61 Independent Non-executive 1 April 20191 Director Note: 1 Ms. Leah Dawn Xiaowei Ye was appointed as the independent non-executive Director of the Company with effect from 1 April 2019.

Interim Report 2019 39 Directors and Senior Management The biography of each Director is set out below: Executive Directors Mr. Matthew O. Maddox, aged 43, has been the Chief Executive Officer of the Company since 7 February 2018. Mr. Maddox is responsible for overseeing the Group’s operations, development and continued excellence. Mr. Maddox was a non-executive Director of the Company from 28 March 2013 until his re-designation as an executive Director on 7 February 2018. Mr. Maddox has been the Chief Executive Officer of Wynn Resorts, Limited since 7 February 2018. From November 2013 to May 2019, Mr. Maddox also served as the President of Wynn Resorts, Limited. Mr. Maddox has been a member of the board of directors of Wynn Resorts, Limited since 3 August 2018. From March 2008 to May 2014, Mr. Maddox was the Chief Financial Officer of Wynn Resorts, Limited. Since joining Wynn Resorts in 2002, Mr. Maddox has served as Wynn Resorts’ Senior Vice President of Business Development and Treasurer, as the Senior Vice President of Business Development for Wynn Las Vegas, LLC, as the Chief Financial Officer of WRM, and as Wynn Resorts’ Treasurer and Vice President — Investor Relations. Mr. Maddox also serves as an officer and/or director of several subsidiaries of Wynn Resorts, Limited and the Company including as President and a director of WRM. Prior to joining Wynn Resorts, Limited in 2002, Mr. Maddox worked in Corporate Finance for Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). Mr. Maddox has over 18 years of experience in the gaming, casino and hotel industry. Before joining Park Place Entertainment, Mr. Maddox worked as an investment banker for Bank of America Securities in the Mergers and Acquisitions Department. Mr. Ian Michael Coughlan, aged 60, has been the President of the Company since 30 September 2016 and an executive Director of the Company since 16 September 2009. Mr. Coughlan was the President of WRM from July 2007 until March 2017 when he relinquished this role after his appointment as President of the Company. Mr. Coughlan is responsible for the entire operation and development of both Wynn Macau and Wynn Palace. Mr. Coughlan also serves as a director of several subsidiaries of the Company. Prior to these roles, Mr. Coughlan was Director of Hotel Operations — Worldwide for Wynn Resorts, Limited. Mr. Coughlan has over 35 years of hospitality experience with leading hotels across Asia, Europe and the United States. Before joining Wynn Resorts, Limited, he spent ten years with The Peninsula Group, including posts as General Manager of The Peninsula Hong Kong from September 2004 to January 2007, and General Manager of The Peninsula Bangkok from September 1999 to August 2004. His previous assignments include senior management positions at The Oriental Singapore, and a number of Ritz-Carlton properties in the United States. Mr. Coughlan holds a Diploma from Shannon College of Hotel Management, Ireland.

40 Wynn Macau, Limited Directors and Senior Management Ms. Linda Chen, aged 52, is the Vice Chairman, Chief Operating Officer and Executive Director of the Company, President and Executive Director of WRM, and President of Wynn International Marketing, Ltd.. Ms. Chen is responsible for global marketing and strategic development of Wynn Resorts, Limited. Ms. Chen is also the creator of “Wynn Care” — a corporate outreach initiative focused on social and charitable volunteer activities designed to benefit the greater Macau community. Ms. Chen was appointed as the Vice Chairman of the Company in April 2018, has been President of WRM since March 2017, Executive Director and Chief Operating Officer of the Company since September 2009, and Chief Operating Officer of WRM since June 2002. Ms. Chen played an integral role in the openings of Wynn Resorts, Limited’s three integrated resorts, including Wynn Las Vegas, Wynn Macau and Wynn Palace. She was also in charge of establishing Wynn International Marketing, Ltd.. She served as Director of Wynn Resorts, Limited from October 2007 to December 2012. Prior to joining Wynn Resorts, Limited, Ms. Chen was Executive Vice President of International Marketing for MGM Mirage from June 2000 to May 2002, responsible for the global marketing development of the three integrated resorts MGM Grand, Bellagio and The Mirage. Ms. Chen was involved in the opening of Bellagio in 1998 and served as the Executive Vice President of International Marketing. Prior to that, she was part of the opening team for the MGM Grand in 1993 and The Mirage in 1989. Currently, Ms. Chen is a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau), a Director of the Macau Chamber of Commerce, and a member of the Tourism Development Committee, Government of Macao S.A.R., as well as a member of the Cultural Industries Committee, Government of Macao S.A.R.. Ms. Chen holds a Bachelor of Science Degree in Hotel Administration from Cornell University in 1989. Non-executive Director Mr. Craig S. Billings, aged 46, was appointed as a non-executive Director of the Company on 17 August 2018. Mr. Billings was appointed as the President of Wynn Resorts, Limited in May 2019 and has been the Chief Financial Officer and Treasurer of Wynn Resorts, Limited since March 2017. Prior to joining Wynn Resorts, Limited, Mr. Billings was an independent advisor and investor to the gaming industry from November 2015 through February 2017. From July 2012 to November 2015, Mr. Billings served in various roles at Aristocrat Leisure Ltd, including Chief Digital Officer and Managing Director of Strategy & Business Development. Mr. Billings served as the Chief Executive Officer and President of ZEN Entertainment, Inc. from March 2011 to June 2012. He served in various senior roles at International Game Technology from March 2009 to October 2010 and also worked in the Investment Banking Division of Goldman Sachs. He began his career in the audit practice of Deloitte & Touche. Mr. Billings served as a director and non-executive Chairman of NYX Gaming Group Limited, a company previously listed on the Toronto Stock Exchange, from December 2015 to January 2018. Mr. Billings graduated with a Bachelor of Science (Cum Laude) in Accounting from the University of Nevada, Las Vegas and received an M.B.A. from Columbia Business School, United States. Mr. Billings is a Certified Public Accountant.

Interim Report 2019 41 Directors and Senior Management Independent non-executive Directors Dr. Allan Zeman, GBM, GBS, JP, aged 71, was appointed as the non-executive Chairman of the Company on 7 February 2018. Dr. Zeman has been a Director of the Company since its inception and a non-executive Director of the Company since 16 September 2009 and was the Vice Chairman of the Company before his appointment as the non-executive Chairman of the Company. Effective from 29 March 2014, Dr. Zeman became an independent non-executive Director of the Company. He was also a non-executive director of Wynn Resorts, Limited, from October 2002 to December 2012. Dr. Zeman founded The Colby International Group in 1975 to source and export fashion apparel to North America. In late 2000, The Colby International Group merged with Li & Fung Limited. Dr. Zeman is the Chairman of Lan Kwai Fong Holdings Limited. He is also the owner of Paradise Properties Group, a property developer in Thailand. Dr. Zeman is the Vice Patron of Hong Kong Community Chest, and serves as a director of The “Star” Ferry Company, Limited. Dr. Zeman also serves as a non-executive director of Pacific Century Premium Developments Limited, independent non-executive director of Sino Land Company Limited, Tsim Sha Tsui Properties Limited, Television Broadcasts Limited (TVB), Global Brands Group Holding Limited and Fosun Tourism Group, all of which are listed on the Hong Kong Stock Exchange. Having lived in Hong Kong for over 45 years, Dr. Zeman has been very involved in government services as well as community activities. Besides having been the Chairman of Hong Kong Ocean Park, a major theme park in Hong Kong, from July 2003 to June 2014 and is now a honorary advisor, he is also a member of the General Committee of the Hong Kong General Chamber of Commerce and Hong Kong China’s representative to the Asia-Pacific Economic Cooperation (APEC) Business Advisory Council (“ABAC HK Members”). Dr. Zeman is a member of the board of Governors of The Canadian Chamber of Commerce in Hong Kong. Dr. Zeman was a member of the Board of West Kowloon Cultural District Authority, and the chairman of its Performing Arts Committee from 2008 to 2016 and is now a honorary advisor. In September 2014, Dr. Zeman was invited by former HKSAR Chief Executive Mr. CH Tung to be a Special Advisor to his Our Hong Kong Foundation, which is dedicated to promoting the long-term and overall interests of Hong Kong. In June 2015, Dr. Zeman was appointed as a Board Member of the Airport Authority of Hong Kong. In November 2015, Dr. Zeman was appointed to the board of directors of The Hong Kong Entrepreneurs Fund launched by Alibaba Group.

42 Wynn Macau, Limited Directors and Senior Management In March 2018, Dr. Zeman was appointed by the HKSAR Chief Executive as a member of the HKSAR Chief Executive’s Council of Advisers on Innovation and Strategic Development which aims to provide advice to the Chief Executive on Hong Kong’s strategic positioning in the global and regional contexts and direction of economic development aiming at enhancing Hong Kong’s competitiveness and growth potential. Dr. Zeman has been a member of the Human Resources Planning Commission (HRPC) since March 2018, which was a new initiative announced in the Chief Executive’s 2017 Policy Address and is chaired by the HKSAR Chief Secretary. It aims at formulating coordinated human resources strategies for developing Hong Kong further into a high value-added and more diversified economy. In 2001, Dr. Zeman was appointed as a Justice of the Peace in Hong Kong. He was awarded the Gold Bauhinia Star in 2004 and the Grand Bauhinia Medal in 2011. In 2008, Dr. Zeman was awarded Business Person of the Year by the Hong Kong Business Award. In 2012, he was awarded Honorary Doctorate Degrees of Business Administration from City University of Hong Kong and University of Science and Technology of Hong Kong. Mr. Jeffrey Kin-fung Lam, GBS, JP, aged 67, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Lam was appointed as a non-official member of the Executive Council of Hong Kong in October 2012. Mr. Lam is also a member of the National Committee of the Chinese People’s Political Consultative Conference and a member of the Legislative Council of Hong Kong. He is the Chairman of the Independent Commission Against Corruption (ICAC) Complaints Committee and Aviation Security Company Limited. In April 2016, Mr. Lam was appointed as a director of the Hong Kong Mortgage Corporation Limited (HKMC). Mr. Lam is also a General Committee Member of the Hong Kong General Chamber of Commerce and the Vice-Chairman of The Hong Kong Shippers’ Council. In addition, Mr. Lam is an independent non-executive director of CC Land Holdings Limited, China Overseas Grand Oceans Group Limited, Chow Tai Fook Jewellery Group Limited, CWT International Limited (formerly known as HNA Holding Group Co. Limited), i-Cable Communications Limited and Wing Tai Properties Limited, all of which are listed on the Hong Kong Stock Exchange. He has served as the director on the board of Heifer International — Hong Kong since January 2016. Mr. Lam was also an independent non-executive director of Hsin Chong Construction Group Ltd. from August 2002 to May 2014 and Bracell Limited (formerly known as Sateri Holdings Limited) until November 2016.

Interim Report 2019 43 Directors and Senior Management In 1996, Mr. Lam was appointed Justice of the Peace in Hong Kong and became a member of the Most Excellent Order of the British Empire. He was awarded the honor of the Gold Bauhinia Star in July 2011 and the Silver Bauhinia Star in 2004. Mr. Lam was conferred University Fellow of Tufts University in the United States and Hong Kong Polytechnic University in 1997 and in 2000, respectively. Mr. Bruce Rockowitz, aged 60, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Rockowitz is the Vice Chairman and non-executive director of Global Brands Group Holding Limited, a company spun off from Li & Fung Limited and listed on the Hong Kong Stock Exchange in July 2014. Mr. Rockowitz joined Li & Fung Limited as Executive Director in 2001 until June 2014. He was the President of the Li & Fung Group from 2004 to 2011, and Group President and Chief Executive Officer from 2011 to June 2014. He was also the co-founder and Chief Executive Officer of Colby International Limited, a large Hong Kong buying agent, prior to its acquisition by Li & Fung in 2000. In addition to his positions at Li & Fung and Global Brands Group, Mr. Rockowitz is a co-founder of the Pure Group, a lifestyle, fitness and yoga group operating in Hong Kong, Singapore, Taiwan and mainland China, Chairman of Rock Media Ltd. and Legend Publishing Ltd.. He is a member of the Advisory Board for the Wharton School’s Jay H Baker Retailing Center, an industry research center for retail at the University of Pennsylvania. He is also a board member of the Education Foundation for Fashion Industries, the private fund-raising arm of the Fashion Institute of Technology, New York. In March 2012, he became a member of the Global Advisory Council of the Women’s Tennis Association (WTA). In 2008, Mr. Rockowitz was ranked first by Institutional Investor for Asia’s Best CEOs in the consumer category. In the years 2010 and 2011, he was also ranked as one of the world’s 30 best CEOs by Barron’s. In 2011, he was presented with the Alumni Achievement Award by the University of Vermont. In the years 2012, 2017 and 2018, Mr. Rockowitz was named Asia’s Best CEO at Corporate Governance Asia’s Excellence Recognition Awards, and he was also presented with an Asian Corporate Director Recognition Award by the same organization in 2012 and 2013.

44 Wynn Macau, Limited Directors and Senior Management Mr. Nicholas Sallnow-Smith, aged 69, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Sallnow-Smith also served as the Chairman and an independent non-executive director of Link Asset Management Limited (formerly The Link Management Limited) between April 2007 and March 2016, when he also served as Chairman of Link Asset Management Limited’s Finance and Investment, and Nominations Committees. Link Asset Management Limited is the manager to Link Real Estate Investment Trust (formerly The Link Real Estate Investment Trust), which is listed on the Hong Kong Stock Exchange. Mr. Sallnow-Smith is also a non-executive director of UCP Plc, which was listed on the London Stock Exchange. Prior to joining Link, Mr. Sallnow-Smith was Chief Executive of Hongkong Land Holdings Limited from February 2000 to March 2007. He has a wide ranging finance background in Asia and the United Kingdom for over 30 years, including his roles as Finance Director of Hongkong Land Holdings Limited from 1998 to 2000 and as Group Treasurer of Jardine Matheson Holdings Limited from 1993 to 1998. Mr. Sallnow-Smith’s early career was spent in the British Civil Service, where he worked for Her Majesty’s Treasury in Whitehall, London from 1975 to 1985. During that time, he was seconded for two years to Manufacturers Hanover London, working in export finance and in their merchant banking division, Manufacturers Hanover Limited. He left the Civil Service in 1985, following a period working in the International Finance section of H. M. Treasury on Paris Club and other international debt policy matters, and spent two years with Lloyds Merchant Bank before moving into the corporate sector in 1987. Mr. Sallnow-Smith served as the Convenor of the Hong Kong Association of Corporate Treasurers from 1996 to 2000, as Chairman of the Matilda Child Development Centre in 1994 and 1995 and as Chairman of the Matilda International Hospital from 2003 to 2005. He is an Executive Committee member of the Hong Kong Youth Arts Foundation. He was a member of the Council of the Treasury Markets Association (Hong Kong Association of Corporate Treasurers Representative) from 2006 until June 2019. He was a member of the Board of Governors of Hong Kong Philharmonic Society Ltd. from 2007 until July 2019. He was the Chairman of Manpower Committee of the Hong Kong General Chamber of Commerce from 2014 to 2016. He was previously the Chairman of the General Committee of The British Chamber of Commerce in Hong Kong from 2012 to 2014. He was also a director of the Lion Rock Institute from 2016 until June 2019. He was a member of the Financial Reporting Council of Hong Kong from 2012 to November 2018. Mr. Sallnow-Smith was educated at Gonville & Caius College, Cambridge, and the University of Leicester and is a Fellow of the Association of Corporate Treasurers. He holds M.A. (Cantab) and M.A. (Soc. of Ed.) Degrees. Ms. Leah Dawn Xiaowei Ye, aged 61, was appointed as an independent non-executive Director of the Company with effect from 1 April 2019. Ms. Ye was the managing partner of the Beijing representative office of Morgan Lewis & Bockius LLP, an international law firm, from 2014 to 2018. Ms. Ye was also the co-managing partner of the Beijing representative office of Bingham McCutchen LLP from 2011 to 2014 before it had a merger with Morgan Lewis & Bockius LLP.

Interim Report 2019 | 45

Directors and Senior Management

Ms. Ye has over 20 years of experience in Asia representing large Chinese companies, financial institutions and investment funds with respect to their overseas investments, project financing, and initial public listing and offerings. Ms. Ye has also represented multinationals in their investments and their regulatory matters in China. Prior to 2011, Ms. Ye was a resident partner at Allen & Overy and Jones Day in China from 2003 to 2004 and from 2004 to 2011, respectively. She also served as a senior lawyer at the Beijing representative office of Shearman & Sterling from 1995 to 2003.

Ms. Ye is admitted to practice law in the District of Columbia of the United States. Ms. Ye was also a member of the American Chamber of Commerce in the People's Republic of China from 2004 to 2018. Ms. Ye graduated with a Bachelor of Arts from Georgetown University in 1983 and obtained a Juris Doctor from Georgetown University Law Center in 1988. Ms. Ye's alias and former name is 葉小瑋.

OUR SENIOR MANAGEMENT

The following table presents certain information concerning the senior management personnel of the Group (other than our executive Directors).

Wynn Resorts (Macau) S.A.

Name	Age	Position
Frank Xiao	51	President — Marketing
Jay M. Schall	46	Executive Vice President and General Counsel#, Executive Vice President — Legal
Robert Alexander Gansmo	49	Senior Vice President — Chief Financial Officer

Wynn Macau

Name	Age	Position
Ciarán Pearse Carruthers	50	Chief Operating Officer
Stratoe Koutsouridis	56	Senior Vice President — Casino Operations
Elsie Guerrero	63	Vice President — Casino Operations
Lau Tak Ming	52	Vice President — Human Resources
Elizabeth Doherty*	60	Assistant Vice President — Casino Operations
Rory McGregor Forbes	49	Executive Director — Security Operations

46 Wynn Macau, Limited

Directors and Senior Management

Wynn Palace

Name	Age	Position
Frederic Jean-Luc Luvisutto	47	Chief Operating Officer
Kristoffer Luczak	50	Executive Vice President — Food & Beverage
Michael Francis Clifford	56	Senior Vice President — Casino Operations
Mo Yin Mok	58	Senior Vice President — Human Resources#
Dianne Fiona Dennehy	63	Senior Vice President — Main Floor Gaming
Peter James Barnes	60	Senior Vice President — Security & Corporate Investigation

Notes:

- \# Position held in the Company.
- * Resigned on 30 June 2019.

The biography of each member of the senior management team (other than our executive Directors) is set out below:

Wynn Resorts (Macau) S.A.

Mr. Frank Xiao, aged 51, is the President — Marketing of WRM, a position he has held since October 2012. Prior to this position, Mr. Xiao was the Senior Executive Vice President — Premier Marketing between August 2006 and October 2012. Mr. Xiao is responsible for providing leadership and guidance to the marketing team and staff, developing business for and promoting Wynn Macau. Prior to this position, Mr. Xiao was the Senior Executive Vice President — China Marketing for WIML and Worldwide Wynn between 2005 until 2006. Prior to joining the Group, Mr. Xiao was the Senior Vice President of Far East Marketing at MGM Grand Hotel. During his 12 years at the MGM Grand Hotel, he was promoted several times from his first position as Far East Marketing Executive in 1993. Mr. Xiao holds a Bachelor of Science Degree in Hotel Administration and a Master's Degree in Hotel Administration from the University of Nevada, Las Vegas.

Mr. Jay M. Schall, aged 46, is the Executive Vice President and General Counsel of the Company, Executive Vice President — Legal of WRM, and General Counsel — Asia for Wynn Resorts, Limited. He has held senior legal positions with WRM since May 2006. Mr. Schall has over 19 years of experience in the legal field, including over 14 years in Macau and Hong Kong. Prior to joining the Group, Mr. Schall practiced United States law at a major law firm in the United States and in Hong Kong. Mr. Schall is a member of the State Bar of Texas. Mr. Schall holds a Bachelor of Arts Degree from Colorado College, an MBA from Tulane University, Freeman School of Business and a Juris Doctor (magna cum laude, Order of the Coif) from Tulane University School of Law.

Interim Report 2019 47 Directors and Senior Management Mr. Robert Alexander Gansmo, aged 49, is the Senior Vice President — Chief Financial Officer. In this position, Mr. Gansmo is responsible for the management and administration of WRM’s finance division. Prior to this position, Mr. Gansmo was the Senior Vice President — Chief Financial Officer of Wynn Palace since January 2014 and the Senior Vice President — Chief Financial Officer of Wynn Macau from April 2009 to January 2014, and the Director — Finance of Wynn Macau, a position he assumed in January 2007. Before joining WRM, Mr. Gansmo worked at Wynn Resorts, Limited, where he served as the Director of Financial Reporting from November 2002. Prior to joining the Wynn Resorts, Limited, Mr. Gansmo practiced as a certified public accountant with firms in Las Vegas, Washington and California, including KPMG Peat Marwick, Arthur Andersen, and Deloitte and Touche. Mr. Gansmo graduated in 1993 from California State University, Chico, where he obtained a Bachelor of Science Degree in Business Administration with a focus on accounting. Wynn Macau Mr. Ciarán Pearse Carruthers, aged 50, is the Wynn Macau Chief Operating Officer, a position he has held since January 2017. Mr. Carruthers is responsible for overseeing all operations at Wynn Macau, including gaming operations. Prior to this position, Mr. Carruthers was the Senior Vice President and Director of the Venetian and Plaza Operations for Sands China Limited. Mr. Carruthers has been in the gaming industry for 30 years and in Asia Pacific region since 1991 and Macau since 2002. Among others, Mr. Carruthers held positions as President & CEO of Asia Pacific Gaming and Chief Operating Officer of StarWorld Hotel & Casino and SVP Operations of City Clubs at Galaxy Entertainment Group Limited. He has also held a number of senior operational roles at casino resorts in South East Asia, the Philippines and the US Pacific Islands. Mr. Stratoe Koutsouridis, aged 56, is the Wynn Macau Senior Vice President — Casino Operations, a position he has held since September 2018. Mr. Koutsouridis joined Wynn Macau in 2017 as Vice President — Casino Operations. He leads and oversees mass and Wynn Club Gaming operations, slot operations, casino administration, staffing, training, budgeting and business operations for Wynn Macau. Mr. Koutsouridis is a career gaming professional who has worked in casinos for more than 30 years across multiple jurisdictions in Australia, Greece, Saipan and Macau, where he has worked and resided since 2005. Prior to this position, Mr. Koutsouridis held the position of Vice President of Operations, where he managed multiple business units and departments, at Venetian Macau.

48 Wynn Macau, Limited Directors and Senior Management Ms. Elsie Guerrero, aged 63, is the Wynn Macau Vice President — Casino Operations, a position she has held since March 2018. Ms. Guerrero is responsible for overseeing Wynn Club Gaming operations, expansion projects, staffing and training, budgeting and business operation for Wynn Macau. Prior to this position, she was the Casino Manager at Wynn Las Vegas from April 2008 to June 2015 and she was the Assistant Vice President — Wynn Club Gaming at Wynn Macau from July 2015 to February 2018. Ms. Guerrero started her gaming career as a Dealer at the former MGM Grand Hotel (now Bally’s) in Las Vegas in 1980, and has amassed over 35 years of experience in the casino industry. Prior to joining Wynn Las Vegas, she held the position as a Baccarat Manager at Caesar Palace Las Vegas from April 2000 to June 2007 and was part of the pre-opening team in MGM Grand Macau as a Casino Shift Manager from July 2007 to March 2008. Mr. Lau Tak Meng, aged 52, is the Wynn Macau Vice President — Human Resources, a position he has held since 1 January 2019. Mr. Lau is responsible for leading and overseeing Wynn Macau human resources operations. Prior to this position, he was the Executive Director — Human Resources from April to December 2018 and he was the Director — Human Resources from July 2007 to March 2018. He joined Wynn Macau pre-opening as Personnel Administration Manager in January 2005. Before joining Wynn Macau, Mr. Lau held a variety of human resources roles at hotels in Macau, including The Landmark Macau, New World Emperor Macau and Holiday Inn Macau. He has more than 28 years of experience in Macau’s human resources and hospitality industry. He holds a Bachelor Degree of Business Administration at University of Macau, major in Human Resources Management. Ms. Elizabeth Doherty, aged 60, is the Wynn Macau Assistant Vice President — Casino Operations, a position she has held since August 2016 until her resignation on 30 June 2019. Ms. Doherty is responsible for leading and overseeing the Main Floor Gaming operations. Prior to this position, she was Assistant Vice President — Main Floor Gaming at Wynn Macau from December 2014 to July 2016 and she was Director of Workforce Administration at Wynn Macau from November 2007 to December 2014. She joined Wynn Macau pre-opening as a Casino Manager in June 2006. Before joining Wynn Macau, Ms. Doherty held a variety of gaming and service leadership roles in Australasia and Europe. She has over 25 years of experience in the gaming and services industry covering a broad spectrum of responsibilities including gaming operations, training and development, along with project management, safety and security.

Interim Report 2019 49 Directors and Senior Management Mr. Rory McGregor Forbes, aged 49, is the Wynn Macau Executive Director — Security Operations, a position he has held since 10 July 2014. Mr. Forbes is responsible for all aspects of Wynn Macau’s security. Prior to joining the Group, Mr. Forbes served in the Royal Hong Kong Police Force, where he enjoyed a decorated 13-year career, rising to the rank of Senior Inspector. He then spent four and a half years with The HALO Trust which specializes in mine clearance and destruction of explosive ordnance in conflict zones. Immediately prior to joining Wynn Macau, Mr. Forbes was Associate Director of Security at Venetian Macau. Mr. Forbes speaks five languages and has professional experience in executive and VIP security, crowd management and public order control. Mr. Forbes holds a Certificate of the Business Continuity Institute, a Bachelor Degree in Modern Chinese and Business Studies and a Master of Science Degree in Public Policy and Management. Mr. Forbes also completed the Public Security Bureau University course in Beijing, China and the Senior Police Administration Course in Ottawa, Canada. Wynn Palace Mr. Frederic Jean-Luc Luvisutto, aged 47, is the Wynn Palace Chief Operating Officer, a position he has held since January 2014. Mr. Luvisutto is responsible for overseeing all operations at Wynn Palace. Prior to this position, Mr. Luvisutto was the Managing Director of the Star Resort and Casino in Sydney, Australia. Before this he was the Managing Director of Jupiters Resort and Casino, Gold Coast, Australia. Mr. Luvisutto’s hospitality and gaming career spans over 20 years and also includes appointments as Vice President of The Signature at MGM Grand in Las Vegas and Vice President — Hotel Operations at Monte Carlo Resort and Casino in Las Vegas. Mr. Luvisutto graduated from the Lausanne Hotel Management School, Switzerland. Mr. Kristoffer Luczak, aged 50, is the Executive Vice President — Food & Beverage, a position he has held since September 2017. Mr. Luczak is responsible for overseeing the food and beverage division at both Wynn Macau and Wynn Palace, and providing group management oversight including all projects related to food and beverage concepts, design, products and service. Prior to joining the Group in June 2017, Mr. Luczak was the Senior Vice President of Food & Beverage of Melco Resorts & Entertainment Limited (formerly Melco Crown Entertainment Limited) where he served for more than a decade, overseeing all food and beverage strategy and directing food and beverage operations at their three integrated resorts in Macau (City of Dreams, Studio City and Altira). Mr. Luczak’s hospitality career spans 30 years, the last 20 of which he has spent in senior operations roles throughout Asia, including Raffles Hotel Singapore, The Peninsula Bangkok, Dusit Thani Bangkok and The Oberoi, Bali.

50 Wynn Macau, Limited Directors and Senior Management Mr. Michael Francis Clifford, aged 56, is the Wynn Palace Senior Vice President — Casino Operations. Mr. Clifford is responsible for providing leadership and operational direction for Wynn Palace gaming operations. Mr. Clifford has over 26 years of experience in the gaming industry. Over his career, Mr. Clifford has gained experience in a wide range of assignments from International Marketing to Table Games, being steadily promoted into a variety of leadership positions in baccarat and main floor operations. Prior to his position, Mr. Clifford held the position of Vice President of Table Games at MGM Macau, managing 427 tables and 2,500 employees. Prior to moving to Macau, Mr. Clifford was Vice President of International Marketing at MGM Resorts International. Ms. Mo Yin Mok, aged 58, is the Senior Vice President — Human Resources of the Company, a position she has held since January 2017. Ms. Mok is responsible for overseeing and leading the human resources function of the Company. She joined Wynn Macau in June 2008 as Vice President — Human Resources and was promoted as Wynn Macau Senior Vice President — Human Resources in June 2014. Ms. Mok has an extensive 30-year background in hospitality and human resources, primarily in the luxury hotel sector at The Regent Four Seasons Hong Kong and The Peninsula Hong Kong. Prior to joining the Group, she led The Peninsula Group’s worldwide human resources team and, in her position, supported eight Peninsula hotels with more than 5,000 staff, and orchestrated human resources activities for the opening of The Peninsula Tokyo. Ms. Mok also served at the front lines of the hospitality industry as the Director of Rooms Division at The Peninsula Hong Kong with responsibility for front office, housekeeping, security and spa departments. Ms. Mok currently serves on the Faculty of Business Administration Advisory Board of the University of Macau, the Bachelor of Business Administration in Gaming and Recreation Management Program Advisory Board of the Macau Polytechnic Institute and the Training and Development Committee of the Macau Productivity and Technology Transfer Centre. Ms. Mok holds a Bachelor of Science Degree in Hospitality Management from Florida International University in the United States, where she received a Rotary International Ambassadorial Scholarship. She also obtained an MBA from the Chinese University of Hong Kong.

Interim Report 2019 51 Directors and Senior Management Ms. Dianne Fiona Dennehy, aged 63, is the Wynn Palace Senior Vice President — Main Floor Gaming, a position she has held since January 2015. Ms. Dennehy is responsible for leading and overseeing Wynn Palace’s Main Floor Gaming division. Prior to this position, she was the Vice President — Main Floor Gaming from September 2011 to December 2014, from September 2010 to August 2011 she was the Assistant Vice President — Main Floor Gaming, and from September 2005 through August 2010 she was the Director — Main Floor Gaming. Ms. Dennehy was responsible for the overall operations of Wynn Macau main floor table games operation. Ms. Dennehy has over 40 years of experience in the casino industry and has experience in such areas as table games operations, card room operations, cash desk, slots, VIP, guest relations, human resources, and training and development. Prior to joining the Group, Ms. Dennehy was involved in the opening of a number of casino properties in Australia, and has also opened properties in Sri Lanka, Yugoslavia and Egypt. She also has six years of experience in human resources, which she gained as the Human Resources Operations Manager at Star City, Sydney, Australia. Mr. Peter James Barnes, aged 60, is the Wynn Palace Senior Vice President — Security & Corporate Investigation, a position he has held since May 2015. Mr. Barnes is responsible for all aspects of security and corporate investigations. Mr. Barnes also served as Executive Director — Security & Corporate Investigations of WRM between July 2008 and June 2012. Between July 2012 and April 2015, Mr. Barnes was Vice President Corporate Security at Galaxy Entertainment Group Limited. Mr. Barnes has 30 years of experience in the Hong Kong Police Force and has held various managerial positions involving serious crimes, homicide, organized crime and anti-riot operations. Mr. Barnes’ experience includes serving as the Divisional Commander in charge of uniformed and criminal investigation department officers in Tsimshatsui, Hong Kong, a position he held from 2004 until 2005 when he was promoted to the rank of Detective Senior Superintendent of Police in the Kowloon East region. Mr. Barnes has professional qualifications which cover security design, financial investigations, intermediate and senior command, criminal intelligence and surveillance operations. Mr. Barnes completed the 205th Session of the Federal Bureau of Investigation’s National Academy Program in Quantico, Virginia, United States. Mr. Barnes was awarded the Commanding Officer’s Commendations in 1983 and 1997.

52 Wynn Macau, Limited Directors and Senior Management OUR COMPANY SECRETARY Ms. Ho Wing Tsz, Wendy has been appointed as the company secretary of the Company with effect from 28 February 2013. She is an Executive Director of Corporate Services Division at Tricor Services Limited, a global professional service provider specialized in integrated business, corporate and investor services. Ms. Ho is a Chartered Secretary and a Fellow of both The Hong Kong Institute of Chartered Secretaries (“HKICS”) and The Institute of Chartered Secretaries and Administrators in the United Kingdom. She has over 20 years of experience in a diversified range of corporate services and has been providing professional secretarial services to a number of listed companies, a real estate investment trust listed on the Hong Kong Stock Exchange as well as multinational, private and offshore companies. She is a holder of the Practitioner’s Endorsement from HKICS. DIVIDEND On 15 August 2019, the Board resolved to declare an interim dividend of HK$0.45 per Share to be paid in respect of the six months ended 30 June 2019. The interim dividend is expected to be paid on 16 September 2019.

Interim Report 2019 53 Other Information DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION As at 30 June 2019, the interests and short positions of each Director and the chief executive of the Company in the Shares, underlying Shares and debentures of the Company or any of its associated corporations within the meaning of Part XV of the SFO which (a) were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which the Director or chief executive is taken or deemed to have under such provisions of the SFO); (b) were required, pursuant to section 352 of the SFO, to be entered in the register maintained by the Company referred to therein; (c) were required, pursuant to the Model Code contained in the Listing Rules, to be notified to the Company and the Hong Kong Stock Exchange; or (d) were disclosed according to the knowledge of the Directors of the Company were as follows: (a) Interests in the Company Total Approximate Personal Family Corporate Other Number of Percentage of Name of Director Interest Interest Interest Interest Shares Shareholding Allan Zeman 662,800 — — — 662,800 0.01% (Long Position) (Long Position) (Note 1) (Note 1) 3,353,200 — — — 3,353,200 — (Long Position) (Long Position) (Note 1) (Note 1) Nicholas Sallnow-Smith — 10,000 — 276,000 286,000 0.01% (Long Position) (Long Position) (Long Position) (Note 2) (Note 2) (Note 2) 2,554,000 — — — 2,554,000 — (Long Position) (Long Position) (Note 2) (Note 2) Bruce Rockowitz 662,800 — — — 662,800 0.01% (Long Position) (Long Position) (Note 3) (Note 3) 2,167,200 — — — 2,167,200 — (Long Position) (Long Position) (Note 3) (Note 3)

54 Wynn Macau, Limited Other Information DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED) (a) Interests in the Company (Continued) Total Approximate Personal Family Corporate Other Number of Percentage of Name of Director Interest Interest Interest Interest Shares Shareholding Jeffrey Kin-fung Lam 2,484,000 — — — 2,484,000 — (Long Position) (Long Position) (Note 4) (Note 4) Leah Dawn Xiaowei Ye 455,000 — — — 455,000 — (Long Position) (Long Position) (Note 5) (Note 5) Notes: (1) Dr. Allan Zeman holds 662,800 Shares in his personal capacity. Pursuant to the Company’s share option scheme, Dr. Allan Zeman is interested in share options for 3,353,200 Shares as at 30 June 2019. (2) Mr. Nicholas Sallnow-Smith is deemed to hold 276,000 Shares jointly with his spouse, Ms. Lora Sallnow-Smith. Ms. Lora Sallnow-Smith was interested in 10,000 Shares. Mr. Sallnow-Smith is deemed to be interested in the 10,000 Shares held by his spouse under the SFO. Pursuant to the Company’s share option scheme, Mr. Sallnow- Smith is interested in share options for 2,554,000 Shares as at 30 June 2019. (3) Mr. Bruce Rockowitz holds 662,800 Shares in his personal capacity. Pursuant to the Company’s share option scheme, Mr. Rockowitz is interested in share options for 2,167,200 Shares as at 30 June 2019. (4) Pursuant to the Company’s share option scheme, Mr. Jeffrey Kin-fung Lam is interested in share options for 2,484,000 Shares as at 30 June 2019. (5) Pursuant to the Company’s share option scheme, Ms. Leah Dawn Xiaowei Ye is interested in share options for 455,000 Shares as at 30 June 2019.

Interim Report 2019 55 Other Information DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED) (b) Interests in associated corporation — Wynn Resorts, Limited Total Approximate Personal Family Corporate Other Number of Percentage of Name of Director Interest Interest Interest Interest Shares Shareholding Matthew O. Maddox 460,954 — — — 460,954 0.43% (Long Position) (Long Position) (Note 1) (Note 1) Ian Michael Coughlan 125,772 — — — 125,772 0.12% (Long Position) (Long Position) (Note 2) (Note 2) Linda Chen 232,371 — — — 232,371 0.22% (Long Position) (Long Position) (Note 3) (Note 3) Craig S. Billings 70,201 — — — 70,201 0.07% (Long Position) (Long Position) (Note 4) (Note 4) Notes: (1) Mr. Matthew O. Maddox was interested in 460,954 WRL Shares. (2) Mr. Ian Michael Coughlan was interested in 125,772 WRL Shares. (3) Ms. Linda Chen was interested in 232,371 WRL Shares. On 27 July 2019, Ms. Chen disposed of 11,552 WRL Shares. (4) Mr. Craig S. Billings was interested in 70,201 WRL Shares.

56 Wynn Macau, Limited Other Information SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY As at 30 June 2019, the Company had been notified of the following substantial shareholders’ interests and short positions in the Shares and underlying Shares of the Company, which have been recorded in the register of substantial shareholders required to be kept by the Company pursuant to section 336 of Part XV of the SFO. These interests are in addition to those disclosed above in respect of the Directors and chief executive of the Company. Shares of HK$0.001 each in the Company Percentage of the issued share Capacity/Nature of Number of capital of the Name Interest Shares Company WM Cayman Holdings Limited I Beneficial interest 3,750,000,000 72.16% (Note 1) (Long Position) Wynn Group Asia, Inc. (Note 1) Interest of a controlled 3,750,000,000 72.16% Corporation (Long Position) Wynn Resorts, Limited (Note 1) Interest of a controlled 3,750,000,000 72.16% Corporation (Long Position) The Capital Group Companies, Inc. Interest of a controlled 367,006,167 7.06% (Note 2) Corporation Notes: (1) WM Cayman Holdings Limited I is a wholly-owned subsidiary of Wynn Group Asia, Inc., which in turn is wholly- owned by Wynn Resorts, Limited. Therefore, Wynn Group Asia, Inc. and Wynn Resorts, Limited are deemed or taken to be interested in 3,750,000,000 Shares which are beneficially owned by WM Cayman Holdings Limited I. (2) The Capital Group Companies, Inc. is deemed to be interested in 367,006,167 Shares, comprised of (i) 327,186,087 Shares held by a wholly-owned subsidiary, Capital Research and Management Company, and (ii) 39,820,080 Shares through Capital Group International, Inc., a wholly-owned subsidiary of Capital Research and Management Company, which is deemed interested in 21,018,294 Shares held by Capital Guardian Trust Company, 16,691,929 Shares held by Capital International, Inc., 88,300 Shares held by Capital International Limited and 2,021,557 Shares held by Capital International Sarl, each being a wholly-owned subsidiary of Capital Group International, Inc.

Interim Report 2019 57 Other Information SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY (CONTINUED) Save as disclosed above, according to the register kept by the Company under Section 336 of the SFO, there was no other person who had a substantial interest or short positions in the Shares or underlying Shares of the Company as at 30 June 2019. REMUNERATION POLICY As at 30 June 2019, the Group had approximately 13,000 full-time equivalent employees. Employees of the Group are selected, remunerated and promoted on the basis of their merit, qualifications, competence and contribution to the Group. Compensation of key executives of the Group is determined by the Company’s remuneration committee which reviews and determines executives’ compensation based on the Group’s performance and the executives’ respective contributions to the Group. The Group operates a defined contribution retirement benefit scheme (the “Scheme”). The Scheme allows eligible employees to contribute 5% of their salary to the Scheme and the Group matches the contributions with an equal amount. The Group’s matching contributions vest to the employees at 10% per year with full vesting in ten years. On 1 July 2019, the Group offered the option for the eligible Macau resident employees to join the non-mandatory central provident fund (the “CPF”) system. Eligible Macau resident employees joining the Group from 1 July 2019 onwards will enroll in the CPF system while the Group’s existing Macau resident employees who are currently members of the Scheme will be provided with the option of joining the CPF system or staying in the existing Scheme, which will continue to be in effect in parallel. The CPF system allows eligible employees to contribute 5% or more of their salary to the CPF while the Group matches with a 5% of such salary as employer’s contribution to the CPF. Same as the Scheme, the Group’s matching contributions under the CPF system vest at 10% per year with full vesting in ten years. The Company also has an employee ownership scheme and a share option scheme. Further details on the Company’s employee ownership scheme and share option scheme are set out below.

58 Wynn Macau, Limited Other Information EMPLOYEE OWNERSHIP SCHEME On 30 June 2014, the Company adopted the Employee Ownership Scheme (the “Ownership Scheme”), enabling all full-time employees not already participating in another share award plan to become shareholders of the Company. Staff and line management are each granted 1,000 non- vested shares upon joining the Company. Senior management personnel is each granted non- vested shares annually as a component of their total bonus compensation. These non-vested shares are subject to vesting periods, criteria and conditions as determined from time to time, subject to applicable law, but generally vest between three and four years from the date of grant. The following table discloses the movement of non-vested Shares during the six months ended 30 June 2019. Weighted Average Grant Date Number Fair Value of Shares (HK$) Non-vested as at 1 January 2019 9,753,267 16.25 Granted during the period 2,997,418 19.83 Forfeited during the period (829,698) 17.39 Vested during the period (1,232,415) 10.35 Non-vested as at 30 June 2019 10,688,572 17.85 Furthermore, the following table sets forth the total Shares granted to employees, net of forfeitures, and the associated fair values as at 30 June 2019. Number of Number of Fair Value employees Shares (HK$) Total Shares vested 7,987 8,116,160 142,032,800 Total Shares non-vested 7,584 10,688,572 187,050,010 As at 30 June 2019 14,470 18,804,732 329,082,810

Interim Report 2019 59 Other Information SHARE OPTION SCHEME The Company operated a share option scheme first adopted by the Company on 16 September 2009 (“original share option scheme”) until its termination on 30 May 2019 upon the Company’s adoption of a new share option scheme. The following table discloses movements in the Company’s share options outstanding during the period ended 30 June 2019. Number of share options Exercise Expired/ price of lapsed/ share As at Granted Exercised canceled As at options Date of grant of 1 January during the during the during 30 June Exercise period of per Share Name of Director share options(1) 2019 period(2) period the period 2019 share options (HK$) Dr. Allan Zeman 17 May 2011 100,000 — — — 100,000 17 May 2012 to 25.96 16 May 2021 16 May 2013 200,000 — — — 200,000 16 May 2014 to 24.87 15 May 2023 15 May 2014 161,000 — — — 161,000 15 May 2015 to 31.05 14 May 2024 21 May 2015 190,200 — — — 190,200 21 May 2016 to 15.46 20 May 2025 25 May 2016 387,000 — — — 387,000 25 May 2017 to 11.58 24 May 2026 1 June 2017 302,000 — — — 302,000 1 June 2018 to 17.64 31 May 2027 1 June 2018 188,000 — — — 188,000 1 June 2019 to 29.73 31 May 2028 6 December 2018 1,825,000 — — — 1,825,000 6 December 2019 to 18.94 5 December 2028

60 Wynn Macau, Limited

Other Information

SHARE OPTION SCHEME (CONTINUED)

Name of Director	Date of grant of share options[1]	Number of share options: As at 1 January 2019	Granted during the period[2]	Exercised during the period	Expired/ lapsed/ canceled during the period	As at 30 June 2019	Exercise period of share options	Exercise price of share options per Share (HK$)
Mr. Nicholas Sallnow-Smith	25 March 2010	50,000	—	—	—	50,000	25 March 2011 to 24 March 2020	10.92
	17 May 2011	100,000	—	—	—	100,000	17 May 2012 to 16 May 2021	25.96
	5 June 2012	114,000	—	—	—	114,000	5 June 2013 to 4 June 2022	19.04
	16 May 2013	200,000	—	—	—	200,000	16 May 2014 to 15 May 2023	24.87
	15 May 2014	161,000	—	—	—	161,000	15 May 2015 to 14 May 2024	31.05
	21 May 2015	317,000	—	—	—	317,000	21 May 2016 to 20 May 2025	15.46
	25 May 2016	483,000	—	—	—	483,000	25 May 2017 to 24 May 2026	11.58
	1 June 2017	302,000	—	—	—	302,000	1 June 2018 to 31 May 2027	17.64
	1 June 2018	188,000	—	—	—	188,000	1 June 2019 to 31 May 2028	29.73
	6 December 2018	639,000	—	—	—	639,000	6 December 2019 to 5 December 2028	18.94
Mr. Bruce Rockowitz	17 May 2011	100,000	—	—	—	100,000	17 May 2012 to 16 May 2021	25.96
	16 May 2013	200,000	—	—	—	200,000	16 May 2014 to 15 May 2023	24.87
	15 May 2014	161,000	—	—	—	161,000	15 May 2015 to 14 May 2024	31.05
	21 May 2015	190,200	—	—	—	190,200	21 May 2016 to 20 May 2025	15.46
	25 May 2016	387,000	—	—	—	387,000	25 May 2017 to 24 May 2026	11.58
	1 June 2017	302,000	—	—	—	302,000	1 June 2018 to 31 May 2027	17.64

Interim Report 2019 | 61

Other Information

SHARE OPTION SCHEME (CONTINUED)

Name of Director	Date of grant of share options[1]	Number of share options: As at 1 January 2019	Granted during the period[2]	Exercised during the period	Expired/ lapsed/ canceled during the period	As at 30 June 2019	Exercise period of share options	Exercise price of share options per Share (HK$)
	1 June 2018	188,000	—	—	—	188,000	1 June 2019 to 31 May 2028	29.73
	6 December 2018	639,000	—	—	—	639,000	6 December 2019 to 5 December 2028	18.94
Mr. Jeffrey Kin-fung Lam	17 May 2011	100,000	—	—	—	100,000	17 May 2012 to 16 May 2021	25.96
	5 June 2012	190,000	—	—	—	190,000	5 June 2013 to 4 June 2022	19.04
	16 May 2013	200,000	—	—	—	200,000	16 May 2014 to 15 May 2023	24.87
	15 May 2014	161,000	—	—	—	161,000	15 May 2015 to 14 May 2024	31.05
	21 May 2015	317,000	—	—	—	317,000	21 May 2016 to 20 May 2025	15.46
	25 May 2016	387,000	—	—	—	387,000	25 May 2017 to 24 May 2026	11.58
	1 June 2017	302,000	—	—	—	302,000	1 June 2018 to 31 May 2027	17.64
	1 June 2018	188,000	—	—	—	188,000	1 June 2019 to 31 May 2028	29.73
	6 December 2018	639,000	—	—	—	639,000	6 December 2019 to 5 December 2028	18.94
Ms. Leah Dawn Xiaowei Ye	1 April 2019	—	455,000	—	—	455,000	1 April 2020 to 31 March 2029	19.80
Total		10,558,400	455,000	—	—	11,013,400

62 Wynn Macau, Limited Other Information SHARE OPTION SCHEME (CONTINUED) The vesting periods of the above share options are 20% vesting on each of the anniversary date of the date of grant. Notes: (1) Share options granted pursuant to the Company’s share option scheme adopted on 16 September 2009. (2) The closing price of the Company’s Shares immediately before the date on which the options were granted during the period was HK$18.50. Upon the termination of the original share option scheme on 30 May 2019, no further options may be offered or granted under the original share option scheme but in all other respects the provisions of the original share option scheme shall remain in full force and effect in respect of options which are granted during the life of the original share option scheme and which remain unexpired immediately prior to the termination of the operation of the original share option scheme. The new share option scheme was adopted for a period of 10 years commencing from 30 May 2019. The maximum number of Shares which may be issued pursuant to the new share option scheme is 519,695,860 Shares. Save for the number of the options that may be granted and expiry date of the new share option scheme, the terms of the new share option scheme and original share option scheme are the same in all material respect. As at the date of this interim report, no options have been granted or are outstanding under the new share option scheme.

Interim Report 2019 63 Other Information SHARE OPTION SCHEME (CONTINUED) The fair value of the share options granted during the six months ended 30 June 2019 was estimated at HK$4.31 per option (six months ended 30 June 2018: HK$6.25 per option) based on the Black- Scholes pricing model. The following table lists the significant inputs used in estimating the fair value per option on the date of grant. For the Six Months Ended 30 June 2019 2018 Expected dividend yield 5.7% 5.4% Expected stock price volatility 40.7% 38.6% Risk-free interest rate 1.4% 2.2% Expected average life of options (years) 6.5 6.5 Share price on the date of grant (HK$ per Share) 19.80 29.05 Exercise price (HK$ per Share) 19.80 29.73 Changes in subjective input assumptions could materially affect the fair value estimate. PURCHASE, SALE OR REDEMPTION OF THE COMPANY’S LISTED SECURITIES Neither the Company nor any of its subsidiaries purchased, sold or redeemed any of the Group’s listed securities during the six months ended 30 June 2019. CORPORATE GOVERNANCE PRACTICES Our commitment to integrity and dedication to maintaining and ensuring high standards of corporate governance are fundamental to our ability to conduct our business and sustain the respect of the investment community and the people who regulate our industry. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code and are regularly reviewed and developed in the interests of the Company, its Shareholders and other stakeholders. The Company has complied with the code provisions in the Code for the six months ended 30 June 2019.

64 Wynn Macau, Limited Other Information MODEL CODE The Company adopted the Model Code on 16 September 2009 as its code of conduct for securities transactions by Directors. On 23 March 2010, the Company adopted its own code of conduct for securities transactions, which was most recently updated in March 2017. The terms of such code are no less exacting than those set out in the Model Code. Having made specific enquiry of the Directors, all Directors have confirmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code and the Company’s own code of conduct for the six months ended 30 June 2019. QUARTERLY REPORTING BY WYNN RESORTS, LIMITED Our ultimate controlling shareholder, Wynn Resorts, Limited, is listed on the NASDAQ global select market and is a reporting company under the United States Securities Exchange Act of 1934 which is required to file quarterly reports with the SEC. Each quarter, Wynn Resorts, Limited issues press releases in the United States relating to its quarterly financial information (including financial information about the Macau segments of Wynn Resorts, Limited, which are operated by the Company). Such information will be presented in accordance with U.S. GAAP. At the same time as Wynn Resorts, Limited releases its quarterly press releases, the Company makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the press release pertaining to the Group. Such announcement will also include a quarterly income statement for the Group presented in accordance with IFRS. In addition to the quarterly press release, Wynn Resorts, Limited also files quarterly reports with the SEC. Simultaneously with the filing of such report in the United States, the Company also makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the quarterly report pertaining to the Group. CONTINUING DISCLOSURE PURSUANT TO LISTING RULES 13.18 AND 13.21 Under the terms of the Wynn Macau Credit Facilities, it is an event of default if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness under the senior secured credit facilities.

Interim Report 2019 65 Other Information CONTINUING DISCLOSURE PURSUANT TO LISTING RULES 13.18 AND 13.21 (CONTINUED) In addition, the terms of the WML Notes contain a change of control provision that would, if triggered, give rise to a right in favor of the holders of the WML Notes to require the Company to repurchase such notes. The circumstances that will constitute a change of control includes the consummation of any transaction that results in any party other than the Company’s former Chairman and Chief Executive Officer and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of WRL. Save as disclosed above, our Company does not have any other disclosure obligations under Rules 13.18 and 13.21 of the Listing Rules. LITIGATION The Group did not have any material litigation outstanding as at 30 June 2019. The litigation matters set out below are disclosed on a voluntary basis and, as with all litigation, no assurances can be provided as to the outcome thereof. Macau Litigation Related to Okada On 3 July 2015, the Company announced that Mr. Kazuo Okada (“Mr. Okada”), Aruze USA, Inc. and Universal Entertainment Corp. (collectively, the “Okada Parties”) filed a complaint in the Court of First Instance of Macau (“Macau Court”) against WRM and certain individuals who are or were directors of WRM or the Company (collectively, the “Wynn Macau Parties”). On 11 July 2017, the Macau Court dismissed all of the Okada Parties’ claims as unfounded, fined the Okada Parties, and ordered the Okada Parties to pay for court costs and the Wynn Macau Parties’ attorney’s fees. On or about 16 October 2017, the Okada Parties formally appealed in Macau. On 8 March 2018, Universal Entertainment Corp. and Aruze USA, Inc. (collectively, the “Universal Parties”) agreed to effectively withdraw as parties from these legal proceedings pursuant to the settlement agreement and mutual release entered into by, among others, the Universal Parties and Wynn Resorts, Limited. The Company made a voluntary announcement regarding the settlement agreement and mutual release on 9 March 2018. On 21 February 2019, the Macau Appellate Panel dismissed the appeal. Mr. Okada, who was at that time the only remaining claimant after the Universal Parties’ withdrawal pursuant to the settlement agreement, failed to appeal within the prescribed time, resulting in the final resolution of the lawsuit in favor of the Wynn Macau Parties.

66 Wynn Macau, Limited Other Information LITIGATION (CONTINUED) Macau Litigation Related to Dore WRM has been named as a defendant in lawsuits filed in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operates a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds deposited with Dore as investments or gaming deposits that allegedly resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM is responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses. The Company made a voluntary announcement in connection with the Dore Incident on 14 September 2015. Based on advice from Macau counsel, we believe the claims are without merit and are unfounded. We intend to vigorously defend against the claims pleaded against us in these lawsuits. CHANGES IN INFORMATION OF DIRECTORS Pursuant to Rule 13.51B (1) of the Listing Rules, the changes in information of Directors of the Company are set out below: (a) Ms. Leah Dawn Xiaowei Ye was appointed as an independent non-executive director of the Company with effect from 1 April 2019. (b) Mr. Matthew O. Maddox ceased to be the President of Wynn Resorts, Limited on 29 May 2019. (c) Mr. Craig S. Billings was appointed as the President of Wynn Resorts, Limited on 29 May 2019. (d) Mr. Jeffrey Kin-fung Lam retired from the board of Airport Authority Hong Kong with effect from 1 June 2019. (e) Mr. Nicholas Sallnow-Smith ceased to be a member of the Council of the Treasury Markets Association (Hong Kong Association of Corporate Treasurers Representative) and the Board of Governors of Hong Kong Philharmonic Society Ltd. on 30 June 2019 and 6 July 2019, respectively. Mr. Sallnow-Smith also resigned as a director of the Lion Rock Institute with effect from 30 June 2019.

Interim Report 2019 67 Other Information CHANGES IN INFORMATION OF DIRECTORS (CONTINUED) (f) Dr. Allan Zeman ceased to be the member of the Economic Development Commission Working Group on Convention and Exhibition Industries and Tourism of the Government of Hong Kong. REVIEW OF UNAUDITED INTERIM FINANCIAL INFORMATION The Group’s unaudited interim financial information for the reporting period has been reviewed by the Company’s Audit and Risk Committee members which comprises three independent non- executive Directors: Mr. Nicholas Sallnow-Smith, Dr. Allan Zeman and Mr. Bruce Rockowitz and by the Company’s auditor in accordance with Hong Kong Standards on Review Engagements 2410, Review of Interim Financial Information Performed by the Independent Auditor of the Entity issued by the Hong Kong Institute of Certified Public Accountants. On behalf of the Board Allan Zeman Chairman Hong Kong, 15 August 2019

68 Wynn Macau, Limited Report on Review of Interim Financial Information 22/F CITIC Tower 1 Tim Mei Avenue Central Hong Kong To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) INTRODUCTION We have reviewed the accompanying interim financial information of Wynn Macau, Limited (the “Company”) and its subsidiaries (together, the “Group”) set out on pages 70 to 103 which comprises the condensed consolidated statement of financial position as at 30 June 2019 and the related condensed consolidated statement of profit or loss and other comprehensive income, condensed consolidated statement of changes in equity and condensed consolidated statement of cash flows for the six-month period then ended, and explanatory notes. The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited require the preparation of a report on interim financial information to be in compliance with the relevant provisions thereof and International Accounting Standard 34 Interim Financial Reporting (“IAS 34”) issued by the International Accounting Standards Board. The directors of the Company are responsible for the preparation and presentation of this interim financial information in accordance with IAS 34. Our responsibility is to express a conclusion on this interim financial information based on our review. Our report is made solely to you, as a body, in accordance with our agreed terms of engagement, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report. SCOPE OF REVIEW We conducted our review in accordance with Hong Kong Standard on Review Engagements 2410 Review of Interim Financial Information Performed by the Independent Auditor of the Entity issued by the Hong Kong Institute of Certified Public Accountants. A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Hong Kong Standards on Auditing. Consequently, it does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Interim Report 2019 69 Report on Review of Interim Financial Information CONCLUSION Based on our review, nothing has come to our attention that causes us to believe that the accompanying interim financial information is not prepared, in all material respects, in accordance with IAS 34. Ernst & Young Certified Public Accountants Hong Kong 15 August 2019

70 Wynn Macau, Limited Interim Financial Information Condensed Consolidated Statement of Profit or Loss and Other Comprehensive Income For the Six Months Ended 30 June 2019 2018 HK$ HK$ Notes (in thousands) (unaudited) (unaudited) Operating revenues Casino 16,340,209 16,501,017 Rooms 1,112,528 1,071,033 Food and beverage 772,955 708,480 Retail and other 803,012 902,286 19,028,704 19,182,816 Operating costs and expenses Gaming taxes and premiums 8,897,580 9,089,001 Staff costs 2,642,638 2,488,633 Other operating expenses 3 2,540,623 2,421,233 Depreciation and amortization 1,451,211 1,356,018 Property charges and other 10,136 55,602 15,542,188 15,410,487 Operating profit 3,486,516 3,772,329 Finance revenues 4 37,621 42,845 Finance costs 5 (739,901) (701,361) Net foreign currency differences 38,099 (76,525) (664,181) (735,041) Profit before tax 2,822,335 3,037,288 Income tax expense 6 6,214 6,214 Net profit attributable to owners of the Company 2,816,121 3,031,074 Other comprehensive income Other comprehensive income to be reclassified to profit or loss in subsequent periods: Currency translation reserve (1,233) — Other comprehensive income for the period (1,233) — Total comprehensive income attributable to owners of the Company 2,814,888 3,031,074 Basic and diluted earnings per Share 7 HK$0.54 HK$0.58

Interim Report 2019 71 Interim Financial Information Condensed Consolidated Statement of Financial Position As at As at 30 June 31 December 2019 2018 HK$ HK$ Notes (in thousands) (unaudited) (audited) Non-current assets Property and equipment and construction in progress 10 31,223,365 31,943,188 Right-of-use assets 2,006,741 — Leasehold interests in land — 1,590,281 Goodwill 398,345 398,345 Deposits for acquisition of property and equipment 75,894 51,426 Other non-current assets 641,096 686,582 Restricted cash and cash equivalents 10,363 11,322 Total non-current assets 34,355,804 34,681,144 Current assets Inventories 293,051 312,625 Trade and other receivables 11 1,066,702 1,135,474 Prepayments and other current assets 161,661 136,462 Amounts due from related companies 17 389,394 282,918 Restricted cash and cash equivalents 8,768 6,745 Cash and cash equivalents 5,849,723 9,526,423 Total current assets 7,769,299 11,400,647 Current liabilities Accounts payable 12 707,683 723,473 Lease liabilities 103,669 — Construction payables and accruals 396,278 436,856 Other payables and accruals 13 9,008,939 9,703,870 Amounts due to related companies 17 140,378 160,196 Income tax payables 6 6,214 12,427 Other current liabilities 26,955 28,109 Total current liabilities 10,390,116 11,064,931 Net current (liabilities)/assets (2,620,817) 335,716 Total assets less current liabilities 31,734,987 35,016,860

72 Wynn Macau, Limited Interim Financial Information Condensed Consolidated Statement of Financial Position As at As at 30 June 31 December 2019 2018 HK$ HK$ Notes (in thousands) (unaudited) (audited) Non-current liabilities Interest-bearing borrowings 14 28,968,414 33,078,147 Lease liabilities 387,190 — Construction retentions payable 167 1,293 Other payables and accruals 13 133,387 203,943 Other long-term liabilities 172,137 215,018 Total non-current liabilities 29,661,295 33,498,401 Net assets 2,073,692 1,518,459 Equity Equity attributable to owners of the Company Issued capital 5,197 5,197 Share premium account 389,941 385,288 Shares held for employee ownership scheme (152,654) (160,749) Reserves 1,831,208 1,288,723 Total equity 2,073,692 1,518,459 Approved and authorized for issue by the Board of Directors on 15 August 2019. Matthew O. Maddox Ian Michael Coughlan Director Director

Interim Report 2019 | 73

Interim Financial Information
Condensed Consolidated Statement of Changes in Equity

	Note	Attributable to owners of the Company								
		Issued Capital HK$	Share Premium Account HK$	Shares Held For Employee Ownership Scheme HK$	Share Option Reserve* HK$	Other Reserves*# HK$ (in thousands)	Statutory Reserve* HK$	Retained Earnings* HK$	Currency Translation Reserve* HK$	Total Equity HK$
At 1 January 2019 (audited)		**5,197**	**385,288**	**(160,749)**	**633,824**	**554,740**	**48,568**	**34,491**	**17,100**	**1,518,459**
Net profit for the period		—	—	—	—	—	—	**2,816,121**	—	**2,816,121**
Changes in currency translation reserve		—	—	—	—	—	—	—	**(1,233)**	**(1,233)**
Total comprehensive income for the period		—	—	—	—	—	—	**2,816,121**	**(1,233)**	**2,814,888**
Share-based payments		—	—	—	**77,392**	—	—	—	—	**77,392**
Transfer to share premium upon vesting of awards under the employee ownership scheme		—	**4,653**	**8,095**	**(12,748)**	—	—	—	—	—
Returned dividend from forfeited awards under the employee ownership scheme		—	—	—	—	—	—	**1,584**	—	**1,584**
2018 final dividend declared	8	—	—	—	—	—	—	**(2,338,631)**	—	**(2,338,631)**
At 30 June 2019 (unaudited)		**5,197**	**389,941**	**(152,654)**	**698,468**	**554,740**	**48,568**	**513,565**	**15,867**	**2,073,692**
At 1 January 2018 (audited)		5,196	267,315	(112,062)	639,203	554,740	48,568	1,580,698	17,100	3,000,758
Net profit for the period		—	—	—	—	—	—	3,031,074	—	3,031,074
Total comprehensive income for the period		—	—	—	—	—	—	3,031,074	—	3,031,074
Share-based payments		—	—	—	66,656	—	—	—	—	66,656
Exercise of share options		1	18,663	—	(4,390)	—	—	—	—	14,274
Transfer to share premium upon vesting of awards under the employee ownership scheme		—	93,934	3	(93,937)	—	—	—	—	—
Returned dividend from forfeited awards under the employee ownership scheme		—	—	—	—	—	—	1,693	—	1,693
2017 special dividend declared	8	—	—	—	—	—	—	(3,897,534)	—	(3,897,534)
At 30 June 2018 (unaudited)		5,197	379,912	(112,059)	607,532	554,740	48,568	715,931	17,100	2,216,921

* These reserve accounts comprise the consolidated reserves of HK$1.83 billion in the condensed consolidated statement of financial position at 30 June 2019 (31 December 2018: HK$1.29 billion).

"Other reserves" at 1 January 2019 is composed of HK$194.3 million (1 January 2018: HK$194.3 million) of issued capital of WRM and HK$360.4 million (1 January 2018: HK$360.4 million) of issued capital of Wynn Resorts International, Ltd..

74 Wynn Macau, Limited Interim Financial Information Condensed Consolidated Statement of Cash Flows For the Six Months Ended 30 June 2019 2018 HK$ HK$ Note (in thousands) (unaudited) (unaudited) Net cash flows generated from operating activities 4,199,846 3,137,296 Investing activities Purchases of property and equipment and other assets, net of construction payables and accruals and construction retentions payable (716,134) (468,239) Proceeds from sale of property and equipment and other assets 10 177 Interest received 48,684 38,533 Net cash flows used in investing activities (667,440) (429,529) Financing activities Proceeds from borrowings 586,382 4,889,494 Repayment of borrowings (4,694,750) — Interest paid (677,329) (633,989) (Increase)/decrease in restricted cash and cash equivalents (1,064) 2,689 Dividend paid 8 (2,336,815) (3,899,113) Payments of debt financing costs (5,854) — Payments of principal component of lease liabilities (61,754) — Payments of interest component of lease liabilities (13,617) — Proceeds from exercise of share options — 14,274 Net cash flows (used in)/generated from financing activities (7,204,801) 373,355 Net (decrease)/increase in cash and cash equivalents (3,672,395) 3,081,122 Cash and cash equivalents at 1 January 9,526,423 5,239,690 Effect of foreign exchange rate changes, net (4,305) 9,884 Cash and cash equivalents at 30 June 5,849,723 8,330,696

Interim Report 2019 75 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 1. CORPORATE AND GROUP INFORMATION The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 4 September 2009. The Company’s Shares were listed on the Main Board of the Hong Kong Stock Exchange on 9 October 2009. The Company’s registered office address is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide. The Group owns and operates hotel and casino resorts in Macau, namely Wynn Palace and Wynn Macau. WRM conducts gaming activities in our casinos in Macau under a concession contract signed with the Macau government on 24 June 2002. The 20-year concession period commenced on 27 June 2002 and will expire on 26 June 2022. The Group owns land concessions for approximately 51 acres of land in the Cotai area of Macau (the “Cotai Land”) where Wynn Palace is located and approximately 16 acres of land on the Macau peninsula where Wynn Macau is located for terms of 25 years from May 2012 and August 2004, respectively. WM Cayman Holdings Limited I owns approximately 72% of the shares of the Company and approximately 28% of the shares of the Company is owned by public shareholders. The ultimate parent company of Wynn Macau, Limited is Wynn Resorts, Limited, a publicly-traded company incorporated in the United States of America.

76 | Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2019

1. CORPORATE AND GROUP INFORMATION (CONTINUED)

Information about subsidiaries

The following is a list of subsidiaries of the Company as at 30 June 2019:

Name	Place of Incorporation/ Operation	Principal Activities	Nominal Value of Issued Share/ Registered Capital	Interest Held
WM Cayman Holdings Limited II	Cayman Islands	Investment Holding	Ordinary shares — US$1	100%
Wynn Resorts International, Ltd.	Isle of Man	Investment Holding	Ordinary shares — GBP2	100%
Wynn Resorts (Macau) Holdings, Ltd.	Isle of Man	Investment Holding	Ordinary shares — Class A shares: GBP343 — Class B shares: GBP657	100%
Wynn Resorts (Macau), Limited	Hong Kong	Investment Holding	Ordinary shares — HK$100	100%
Wynn Resorts (Macau) S.A.	Macau	Operator of hotel casino and related gaming businesses	Share capital — MOP200,100,000	100%**
Palo Real Estate Company Limited	Macau	Development, design and preconstruction activities	Share capital — MOP1,000,000	100%
WML Finance I Limited	Cayman Islands	Entity facilitates lending within the Group	Ordinary shares — US$1	100%
WML Corp. Ltd.	Cayman Islands	Investment holding	Ordinary shares — US$1	100%*

* Shares directly held by the Company

** 10% of the shares were held by a Macau-resident investor which entitle the holder to 10% of the voting and social rights and the rights to maximum dividend or payment upon dissolution of one MOP. The remaining 90% of the shares held by the Group are entitled to 90% of the voting rights and 100% of the profit participation or economic interest.

None of the subsidiaries had any debt securities outstanding at 30 June 2019 or at any time during the six months ended 30 June 2019.

Interim Report 2019 77 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 1. CORPORATE AND GROUP INFORMATION (CONTINUED) Contribution to Trust The Company has consolidated an operating entity within the Group without any legal interests. Due to the implementation of the employee ownership scheme of the Group, the Company has set up a structured entity, Trust, and its particulars are as follows: Structured Entity Principal Activities Trust Administering and holding the Company’s Shares acquired for the employee ownership scheme, which is set up for the benefits of eligible persons of the scheme 2.1 ACCOUNTING POLICIES AND BASIS OF PREPARATION This interim financial information has been prepared in accordance with the applicable disclosure requirements of Appendix 16 to the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange and International Accounting Standard (“IAS”) 34 Interim Financial Reporting issued by the International Accounting Standards Board. The interim financial information does not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group’s annual financial statements for the year ended 31 December 2018. As at 30 June 2019, the Group had cash and cash equivalents of HK$5.85 billion derived from its ordinary business operations. These cash and cash equivalents have not been earmarked for any specific use other than for general corporate purposes and repayments on the Group’s debt obligations. As at 30 June 2019, the Group had a net current liability position of HK$2.62 billion. The Group expects it will generate positive cash flows in the coming twelve months and may seek other sources of funding, whenever needed, to meet its financial liabilities as and when they fall due. The Group believes it has sufficient working capital to finance its operations and financial obligations.

78 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 2.2 IMPACT OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRSs”) The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended 31 December 2018, except for the adoption of following new and revised standards effective as of 1 January 2019: IFRS 16 Lease IFRIC Interpretation 23 Uncertainty over Income Tax Treatments Amendments to IFRS 9 Prepayment Features with Negative Compensation Annual Improvements Amendments to IFRS 3, IFRS 11, IAS 12 and IAS 23 2015–2017 Cycle Amendments to IAS 19 Plan Amendment, Curtailment or Settlement The Group applies, for the first time, IFRS 16 Lease. As required by IAS 34, the nature and effect of these changes are discussed below. IFRS 16 supersedes IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases-Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. The standard sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for most leases under a single on-balance sheet model. Lessor accounting under IFRS 16 is largely unchanged from IAS 17. Lessors will continue to classify leases as either operating or finance leases using similar principles as in IAS 17. Therefore, IFRS 16 did not have an impact for leases where the Group is the lessor. The Group adopted IFRS 16 using the modified retrospective method of adoption with the date of initial application of 1 January 2019. Under this method, the standard is applied retrospectively with the cumulative effect of initially applying the standard recognized at the date of initial application, and the comparative information for 2018 was not restated and continues to be reported under IAS 17. The Group elected to use the transition practical expedient allowing the standard to be applied only to contracts that were previously identified as leases applying IAS 17 and IFRIC 4 at the date of initial application. The Group also elected to use the recognition exemptions for lease contracts that, at the commencement date, have a lease term of 12 months or less and do not contain any purchase options (“short-term leases”), and lease contracts for which the underlying assets are of low values (“low-value assets”). Instead, the Group recognizes the lease payments associated with those leases as an expense on a straight-line basis over the lease term.

Interim Report 2019 79 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 2.2 IMPACT OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRSs”) (CONTINUED) The effect of adoption IFRS 16 as at 1 January 2019 (increase/(decrease)) is as follow: HK$ (in thousands) Assets Right-of-use assets 2,124,510 Leasehold interests in land (1,590,281) Prepayments and other current assets (1,533) Total assets 532,696 Liabilities Current lease liabilities 121,523 Non-current lease liabilities 434,472 Other payables and accruals (23,299) Total liabilities 532,696 Set out below are the new accounting policies of the Group upon adoption of IFRS 16, which have been applied from the date of initial application: Under IFRS 16, a contract is, or contains a lease if the contract conveys a right to control the use of an identified asset for a period of time in exchange for consideration. Control is conveyed where the customer has both the right to obtain substantially all of the economic benefits from use of the identified asset and the right to direct the use of the identified asset.

80 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 2.2 IMPACT OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRSs”) (CONTINUED) Right-of-use assets and lease liabilities are measured and recorded upon lease commencement at the present value of the future minimum lease payments. The Company combines lease and associated non-lease components as a single lease component in its determination of minimum lease payments, except for certain asset classes that have significant non-lease components. As the interest rate implicit in its leases is not readily determinable, the Company uses its incremental borrowing rate to determine the present value of lease payments. The Company does not record an asset or a liability for operating lease with a term of less than one year. Variable lease costs that do not depend on an index or a rate are recognized in profit or loss as incurred and are not included in the determination of right-of-use assets and lease liabilities. The right-of-use asset is subsequently measured at cost less accumulated depreciation and any impairment losses unless the right-of-use asset meets the definition of an investment property in IAS 40, or relates to a class of property, plant and equipment to which the revaluation model is applied. The lease liability is subsequently increased to reflect the interest on the lease liability and reduced for the lease payments. Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset. Lessees will also be required to remeasure the lease liability upon the occurrence of certain events, such as change in the lease term and change in future lease payments resulting from a change in an index or rate used to determine those payments. Lessees will generally recognize the amount of the remeasurement of the lease liability as an adjustment to the right- of-use asset. Several other amendments and interpretations apply for the first time in 2019 but do not have a material impact on the interim condensed consolidated financial information of the Group. 2.3 NEW AND REVISED IFRSs NOT YET EFFECTIVE The Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective. 2.4 SEGMENT REPORTING Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-makers, who are responsible for allocating resources and assessing performance of the operating segments and making strategic decisions. For management purposes, during the six months ended 30 June 2019, the Group reviews Wynn Palace and Wynn Macau as two reportable segments. Refer to note 9 for segment information.

Interim Report 2019 81 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 3. OTHER OPERATING EXPENSES For the Six Months Ended 30 June 2019 2018 HK$ HK$ (in thousands) (unaudited) (unaudited) License fees 701,918 719,150 Cost of sales 379,150 379,671 Repairs and maintenance 268,263 245,231 Advertising and promotions 254,357 239,321 Operating supplies and equipment 251,522 225,399 Utilities and fuel 169,566 171,191 Contract services 148,968 168,580 Operating rental expenses 34,203 28,498 Corporate support services and other 33,230 44,966 Other support services 29,326 29,150 Provision/(reversal of provision) for doubtful accounts, net 22,171 (22,229) Auditor’s remuneration 4,566 4,162 Other expenses 243,383 188,143 2,540,623 2,421,233 4. FINANCE REVENUES For the Six Months Ended 30 June 2019 2018 HK$ HK$ (in thousands) (unaudited) (unaudited) Interest income from cash at banks 37,621 42,845

82 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 5. FINANCE COSTS For the Six Months Ended 30 June 2019 2018 HK$ HK$ (in thousands) (unaudited) (unaudited) Interest expense 656,837 620,848 Amortization of debt financing costs 56,605 71,481 Bank fees for unused facilities 13,617 9,032 Interest expense on lease liabilities 13,134 — Less: capitalized interest (292) — 739,901 701,361 For the six months ended 30 June 2019, interest of approximately HK$292,000 was capitalized using a weighted average rate of 4.40%. No interest was capitalized during the six months ended 30 June 2018. 6. INCOME TAX EXPENSE The major components of income tax expense for the six months ended 30 June 2019 and 2018 were: For the Six Months Ended 30 June 2019 2018 HK$ HK$ (in thousands) (unaudited) (unaudited) Income tax expense: Current — overseas 6,214 6,214 6,214 6,214

Interim Report 2019 83 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 6. INCOME TAX EXPENSE (CONTINUED) No provision for Hong Kong profit tax for the six months ended 30 June 2019 has been made as there was no assessable profit generated in Hong Kong (six months ended 30 June 2018: Nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (six months ended 30 June 2018: 12%). For the six months ended 30 June 2019, the tax provision of HK$6.2 million results from the current income tax expense accrued by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement (six months ended 30 June 2018: HK$6.2 million). On 15 October 2015, WRM received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits (the “Tax Holiday”) effective from 1 January 2016 through 31 December 2020. Accordingly, the Group was exempted from the payment of approximately HK$331.3 million in such tax for the six months ended 30 June 2019 (six months ended 30 June 2018: HK$366.7 million). The Group’s non-gaming profits remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau Special Gaming Tax and other levies in accordance with its Concession Agreement. In August 2016, WRM renewed the WRM Shareholder Dividend Tax Agreement with the Macau Special Administrative Region that provided for annual payments of MOP12.8 million (approximately HK$12.4 million) to the Macau Special Administrative Region in lieu of Complementary Tax on dividend distributions to its shareholders from gaming profits for each of the years 2016 through 2020. The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examinations by tax authorities in the locations where it operates. The Group’s 2014 to 2018 Macau Complementary Tax returns remain subject to examination by the Financial Services Bureau of the Government of the Macau Special Administrative Region (the “Financial Services Bureau”). In March 2017 and July 2017, the Financial Services Bureau commenced examination of the WRM and Palo’s 2013 and 2014 Macau Complementary tax returns. In February 2018, the Financial Services Bureau issued its final tax assessments for Palo for the years 2013 and 2014 and the examination resulted in no change to the tax returns. In July 2018, the Financial Services Bureau issued final tax assessments for WRM for the years 2013 and 2014, while no additional tax was due, adjustments were made to WRM’s tax loss carryforwards.

84 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 6. INCOME TAX EXPENSE (CONTINUED) Quarterly, the Group undertakes reviews for any potentially unfavorable tax outcome and when an unfavorable outcome is identified as being probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities. As at 30 June 2019, the Group has unrecognized tax losses of HK$9.03 billion (31 December 2018: HK$7.58 billion) and the Group believes that these unrecognized tax losses are adequate to offset adjustments that might be proposed by the Macau tax authorities. The Group believes that it has adequately provided reasonable reserves for foreseeable outcomes related to uncertain tax matters. 7. EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY The calculation of basic earnings per Share for the six months ended 30 June 2019 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares in issue of 5,185,343,268 during the period (six months ended 30 June 2018: 5,184,553,333), excluding Shares reserved and purchased for the Company’s employee ownership scheme. No Shares (six months ended 30 June 2018: nil) were purchased and no Shares (six months ended 30 June 2018: nil) were issued and reserved for the Company’s employee ownership scheme during the six months ended 30 June 2019. The calculation of diluted earnings per Share for the six months ended 30 June 2019 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares of 5,190,713,932 (six months ended 30 June 2018: 5,194,187,153) including the weighted average number of Shares in issue of 5,185,343,268 during the period (six months ended 30 June 2018: 5,184,553,333) plus the weighted average number of potential Shares of 5,370,664 (six months ended 30 June 2018: 9,633,820) arising from the deemed exercise of share options and deemed vesting of awards under the Company’s employee ownership scheme.

Interim Report 2019 85 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 8. DIVIDENDS For the Six Months Ended 30 June 2019 2018 HK$ HK$ (in thousands) (unaudited) (unaudited) 2017 special dividend of HK$0.75 per Share declared — 3,897,534 2018 final dividend of HK$0.45 per Share declared (2017: nil) 2,338,631 — 2,338,631 3,897,534 On 15 August 2019, the Board resolved to declare an interim dividend of HK$0.45 per Share to be paid in respect of the six months ended 30 June 2019. 9. SEGMENT INFORMATION The Group’s principal operating activities occur in Macau, which is the sole geographic area in which the Group is domiciled. The Group reviews the results of operations for each of its operating segments. Wynn Palace, which opened on 22 August 2016, is managed as an operating segment and a reportable segment. Wynn Macau and Encore at Wynn Macau are managed as a single integrated resort and are aggregated as one operating segment, which is also a reportable segment (“Wynn Macau”). The Group identifies each integrated resort as a reportable segment considering operations within each integrated resort have similar economic characteristics, type of customers, types of services and products, regulatory environment of the operations and the organizational and management reporting structure. Other Macau primarily represents cash held at the Company.

86 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 9. SEGMENT INFORMATION (CONTINUED) For the Six Months Ended 30 June 2019 2018 HK$ HK$ (in thousands) (unaudited) (unaudited) Wynn Palace: Casino 9,033,939 8,568,882 Rooms 678,501 636,085 Food and beverage 450,518 414,557 Retail and other 469,761 461,545 Wynn Macau: Casino 7,306,270 7,932,135 Rooms 434,027 434,948 Food and beverage 322,437 293,923 Retail and other 333,251 440,741 Total operating revenues 19,028,704 19,182,816

Interim Report 2019 87 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 9. SEGMENT INFORMATION (CONTINUED) For the Six Months Ended 30 June 2019 2018 HK$ HK$ Notes (in thousands) (unaudited) (unaudited) Adjusted EBITDA Wynn Palace 2,689,201 2,668,547 Wynn Macau 2,372,239 2,629,507 5,061,440 5,298,054 Other operating costs and expenses Depreciation and amortization 1,451,211 1,356,018 Property charges and other 10,136 55,602 Share-based payments 66,019 63,714 Wynn Macau, Limited corporate expenses 47,558 50,391 Operating profit 3,486,516 3,772,329 Non-operating income and expenses Finance revenues 4 37,621 42,845 Finance costs 5 (739,901) (701,361) Net foreign currency differences 38,099 (76,525) Profit before tax 2,822,335 3,037,288 Income tax expense 6 6,214 6,214 Net profit attributable to owners of the Company 2,816,121 3,031,074

88 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 9. SEGMENT INFORMATION (CONTINUED) As at As at 30 June 31 December 2019 2018 HK$ HK$ (in thousands) (unaudited) (audited) Total assets Wynn Palace 29,892,173 30,286,168 Wynn Macau 11,775,119 15,354,131 Other Macau 457,811 441,492 42,125,103 46,081,791 10. PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS For the six months ended 30 June 2019, the Group incurred HK$652.9 million (six months ended 30 June 2018: HK$328.9 million) on additions of property and equipment and construction in progress. The Group disposed of property and equipment and construction in progress with a net carrying amount of HK$34.1 million (six months ended 30 June 2018: HK$62.8 million).

Interim Report 2019 89 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 11. TRADE AND OTHER RECEIVABLES Trade and other receivables consist of the following as at 30 June 2019 and 31 December 2018: As at As at 30 June 31 December 2019 2018 HK$ HK$ (in thousands) (unaudited) (audited) Casino 941,081 1,041,909 Retail leases 78,231 87,326 Hotel 12,939 7,986 Trade receivables 1,032,251 1,137,221 Other receivables 105,879 109,018 Less: allowance for doubtful accounts (71,428) (110,765) Total trade and other receivables, net 1,066,702 1,135,474

90 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 11. TRADE AND OTHER RECEIVABLES (CONTINUED) An aged analysis of trade receivables is as follows: As at As at 30 June 31 December 2019 2018 HK$ HK$ (in thousands) (unaudited) (audited) Within 30 days 273,634 435,785 31 to 60 days 128,191 133,521 61 to 90 days 101,775 209,002 Over 90 days 528,651 358,913 Trade receivables 1,032,251 1,137,221 Other receivables 105,879 109,018 Less: allowance for doubtful accounts (71,428) (110,765) Net trade and other receivables 1,066,702 1,135,474 The advanced commissions included in the trade and other receivables are on terms requiring settlement within five business days of the month following the advance. Except for the advanced commissions, the trade and other receivables are generally repayable within 14 days.

Interim Report 2019 91 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 12. ACCOUNTS PAYABLE During the six months ended 30 June 2019 and the year ended 31 December 2018, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at the end of the reporting period, based on invoice dates, is as follows: As at As at 30 June 31 December 2019 2018 HK$ HK$ (in thousands) (unaudited) (audited) Within 30 days 572,400 564,509 31 to 60 days 34,958 37,301 61 to 90 days 11,583 15,494 Over 90 days 88,742 106,169 707,683 723,473

92 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 13. OTHER PAYABLES AND ACCRUALS Other payables and accruals consist of the following as at 30 June 2019 and 31 December 2018: As at As at 30 June 31 December 2019 2018 HK$ HK$ (in thousands) (unaudited) (audited) Current: Outstanding chip liabilities 3,391,146 3,905,079 Customer deposits 2,834,480 2,722,322 Gaming taxes payable 1,562,344 1,858,734 Donation payable 155,340 77,670 Loyalty program and related liabilities 104,777 111,607 Other gaming-related liabilities 14,373 20,136 Others 946,479 1,008,322 9,008,939 9,703,870 Non-current: Donation payable 133,387 203,943 Total 9,142,326 9,907,813

Interim Report 2019 93 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 14. INTEREST-BEARING BORROWINGS As at As at 30 June 31 December 2019 2018 HK$ HK$ Notes (in thousands) (unaudited) (audited) Bank loans, secured (a) 18,748,428 22,875,059 Senior notes, unsecured (b) 10,550,447 10,572,466 29,298,875 33,447,525 Less: debt financing costs, net (330,461) (369,378) Total interest-bearing borrowings 28,968,414 33,078,147

94 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 14. INTEREST-BEARING BORROWINGS (CONTINUED) The borrowings are repayable as follows: As at As at 30 June 31 December 2019 2018 HK$ HK$ Notes (in thousands) (unaudited) (audited) Bank loans: (a) In the second to fifth years, inclusive 18,748,428 22,875,059 Less: debt financing costs, net (151,588) (179,074) 18,596,840 22,695,985 Senior notes: (b) After the fifth year 10,550,447 10,572,466 Less: debt financing costs, net (178,873) (190,304) 10,371,574 10,382,162 Notes: (a) Bank loans, secured Wynn Macau Credit Facilities On 21 December 2018, WRM’s senior secured bank facilities were amended to, among other things, extend the maturity dates of the senior secured term loan and revolving credit facilities. As at 30 June 2019, the Wynn Macau Credit Facilities consisted of approximately HK$23.82 billion equivalent in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$17.97 billion equivalent fully funded senior term loan facility and an approximately HK$5.85 billion equivalent senior revolving credit facility. The borrowings under the Wynn Macau Credit Facilities were used to refinance WRM’s existing indebtedness and for general corporate purposes.

Interim Report 2019 95 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 14. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (a) Bank loans, secured (continued) Wynn Macau Credit Facilities (continued) The amended term loan facility is repayable in graduating installments of between 2.875% and 4.50% of the principal amount on a quarterly basis commencing 30 September 2020, with a final installment of 75% of the principal amount repayable on 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day). Prior to the amendment, the term loan facility was repayable in graduating installments of between 2.50% and 7.33% of the principal amount on a quarterly basis commencing December 2018, with a final installment of 50% of the principal amount repayable in September 2021. The final maturity of any outstanding borrowings from the revolving credit facility is 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day), by which time any outstanding borrowings from the revolving credit facility must be repaid. Prior to the amendment, the final maturity of any outstanding borrowings from the revolving credit facility was repayable by September 2020. The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM’s leverage ratio. Customary fees and expenses were paid by WRM in connection with the Wynn Macau Credit Facilities. Borrowings under the Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of, and equity interests in WRM and Palo. The Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau. The circumstances giving rise to an event of default includes if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness repayable by WRM under the senior secured credit facilities. The Company is not a party to the credit facilities agreements and related agreements and has no rights or obligations thereunder.

96 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 14. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (a) Bank loans, secured (continued) Wynn Macau Credit Facilities (continued) In connection with the initial financing of the Wynn Macau project, the Group entered into a bank guarantee reimbursement agreement with Banco Nacional Ultramarino, S.A. (“BNU”) to secure a guarantee currently in the amount of MOP300 million (approximately HK$291.3 million) until 180 days after the end of the term of the Concession Agreement. This guarantee, which is for the benefit of the Macau government, assures certain aspects of the Group’s performance under the Concession Agreement, including the payment of premiums, fines and indemnities for any material failures to perform under the terms of the Concession Agreement. BNU, as issuer of the guarantee, is currently secured by a second priority security interest in the senior lender collateral package. After repayment of all indebtedness under the WRM’s credit facilities, the Group is obligated to promptly, upon demand by BNU, repay any claims made on the guarantee by the Macau government. As at 30 June 2019, the Group had approximately HK$5.07 billion in funding available under the revolving credit facility of the Wynn Macau Credit Facilities. (b) Senior notes, unsecured On 20 September 2017, the Company completed the issuance of 4.875% senior notes due 2024 with an aggregate principal amount of US$600 million (approximately HK$4.69 billion) (the “WML 2024 Notes”) and 5.50% senior notes due 2027 with an aggregate principal amount of US$750 million (approximately HK$5.86 billion) (the “WML 2027 Notes” and together with the WML 2024 Notes, the “WML Notes”). The Company used the net proceeds from the WML Notes and cash on hand to fund the cost of extinguishing the WML 2021 Notes. Interest on the WML Notes is payable semi-annually in arrears on 1 April and 1 October of each year, beginning on 1 April 2018. At any time prior to 1 October 2020 and 1 October 2022, the Company may redeem the WML 2024 Notes and WML 2027 Notes, respectively, in whole or in part, at a redemption price equal to the greater of (a) 100% of the principal amount of the WML Notes or (b) a “make-whole” amount as determined by an independent investment banker in accordance with the terms of the indentures for the WML Notes, dated as of 20 September 2017 (the “WML Indentures”). In either case, the redemption price would include accrued and unpaid interest. In addition, at any time prior to 1 October 2020, the Company may use the net cash proceeds from certain equity offerings to redeem up to 35% of the aggregate principal amount of the WML 2024 Notes and the WML 2027 Notes, at a redemption price equal to 104.875% of the aggregate principal amount of the WML 2024 Notes and 105.5% of the aggregate principal amount of the WML 2027 Notes, as applicable.

Interim Report 2019 97 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 14. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (b) Senior notes, unsecured (continued) On or after 1 October 2020 and 1 October 2022, the Company may redeem the WML 2024 Notes and WML 2027 Notes, respectively, in whole or in part, at a premium decreasing annually from 102.438% and 102.75%, respectively, of the applicable principal amount to 100% of the applicable principal amount, plus accrued and unpaid interest. If the Company undergoes a Change of Control (as defined in the WML Indentures), it must offer to repurchase the WML Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. The circumstances that will constitute a Change of Control includes the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to the Company’s former Chairman and Chief Executive Officer or a related party of the Company’s former Chairman and Chief Executive Officer, the consummation of any transaction that results in any party other than the Company’s former Chairman and Chief Executive Officer and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of Wynn Resorts, Limited and the first day on which a majority of the members of the Board are not continuing directors. In addition, the Company may redeem the WML Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, in response to any change in or amendment to certain tax laws or tax positions. Further if a holder or beneficial owner of the WML Notes fails to meet certain requirements imposed by any Gaming Authority (as defined in the WML Indentures), the Company may require the holder or beneficial owner to dispose of or redeem its WML Notes. Upon the occurrence of (1) any event after which none of the Company or any of its subsidiaries have such licenses, concessions, subconcessions or other permits or authorizations as necessary to conduct gaming activities in substantially the same scope as it does on the date of the WML Notes issuance, for a period of ten consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of WML and its subsidiaries, taken as a whole, or (2) the termination, rescission, revocation or modification of any such licenses, concessions, subconcessions or other permits or authorizations which has had a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the WML Notes will have the right to require the Company to repurchase all or any part of such holder’s WML Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

98 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 15. COMMITMENTS Operating lease commitments — Group as lessor As at As at 30 June 31 December 2019 2018 HK$ HK$ (in thousands) (unaudited) (audited) Within one year 848,481 840,628 After one year but not more than five years 1,173,617 1,503,169 More than five years 5,916 6,135 2,028,014 2,349,932 Capital commitments As at As at 30 June 31 December 2019 2018 HK$ HK$ (in thousands) (unaudited) (audited) Contracted, but not provided for 594,111 514,020

Interim Report 2019 | 99

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2019

15. COMMITMENTS (CONTINUED)

Gaming premium commitment

Pursuant to the Concession Agreement signed with the Macau government, the Group has committed to pay an annual premium of MOP30.0 million (approximately HK$29.1 million) plus a variable annual premium which is equal to MOP300,000 (approximately HK$291,000) per gaming table reserved exclusively for certain kinds of games or players, MOP150,000 (approximately HK$146,000) per gaming table not so reserved and MOP1,000 (approximately HK$970) per electrical or mechanical gaming machine, including slot machines, subject to an annual minimum of MOP45.0 million (approximately HK$43.7 million).

Other services commitments

	As at 30 June 2019 HK$	As at 31 December 2018 HK$
	(in thousands)	
	(unaudited)	(audited)
Within one year	**388,710**	410,398
After one year but not more than five years	**428,156**	501,022
	816,866	911,420

As at 30 June 2019, the Group was committed to purchases of operating items totaling HK$198.2 million (31 December 2018: HK$186.3 million).

16. LITIGATION

The Group did not have any material litigation outstanding as at 30 June 2019. The litigation matters set out below are disclosed on a voluntary basis and, as with all litigation, no assurances can be provided as to the outcome thereof.

100 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 16. LITIGATION (CONTINUED) Macau Litigation Related to Okada On 3 July 2015, the Company announced that Mr. Kazuo Okada (“Mr. Okada”), Aruze USA, Inc. and Universal Entertainment Corp. (collectively, the “Okada Parties”) filed a complaint in the Court of First Instance of Macau (“Macau Court”) against WRM and certain individuals who are or were directors of WRM or the Company (collectively, the “Wynn Macau Parties”). On 11 July 2017, the Macau Court dismissed all of the Okada Parties’ claims as unfounded, fined the Okada Parties, and ordered the Okada Parties to pay for court costs and the Wynn Macau Parties’ attorney’s fees. On or about 16 October 2017, the Okada Parties formally appealed in Macau. On 8 March 2018, Universal Entertainment Corp. and Aruze USA, Inc. (collectively, the “Universal Parties”) agreed to effectively withdraw as parties from these legal proceedings pursuant to the settlement agreement and mutual release entered into by, among others, the Universal Parties and Wynn Resorts, Limited. The Company made a voluntary announcement regarding the settlement agreement and mutual release on 9 March 2018. On 21 February 2019, the Macau Appellate Panel dismissed the appeal. Mr. Okada, who was at that time the only remaining claimant after the Universal Parties’ withdrawal pursuant to the settlement agreement, failed to appeal within the prescribed time, resulting in the final resolution of the lawsuit in favor of the Wynn Macau Parties. Macau Litigation Related to Dore WRM has been named as a defendant in lawsuits filed in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operates a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds deposited with Dore as investments or gaming deposits that allegedly resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM is responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses. The Company made a voluntary announcement in connection with the Dore Incident on 14 September 2015. Based on advice from Macau counsel, we believe the claims are without merit and are unfounded. We intend to vigorously defend against the claims pleaded against us in these lawsuits.

Interim Report 2019 101 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 17. RELATED PARTY DISCLOSURES As at the end of the period, amounts due from/(to) related companies are unsecured, interest- free and repayable on demand. The Group had the following material connected transactions with related companies: For the Six Months Ended 30 June Name of Related Relation to the Primary Nature 2019 2018 Companies Company of Transactions HK$ HK$ (in thousands) (unaudited) (unaudited) Wynn Resorts, Limited Ultimate parent License fees (i) 701,918 719,150 company Wynn Resorts, Limited Ultimate parent Corporate support 27,682 39,195 company services (ii) Wynn Resorts, Limited Ultimate parent Share-based 41,830 27,474 company payment expenses Las Vegas Jet, LLC Subsidiary of Wynn Airplane usage 5,548 5,772 Resorts, Limited charges (ii) WIML Subsidiary of Wynn International 25,396 25,128 Resorts, Limited marketing expenses (iii) Worldwide Wynn Subsidiary of Wynn Staff secondment 82,532 84,452 Resorts, Limited payroll charges (iv) Wynn Design & Subsidiary of Wynn Design/ 17,114 4,168 Development Resorts, Limited development payroll (v) Except for the share-based payment expenses incurred with Wynn Resorts, Limited, all of the above transactions are noted as continuing connected transactions.

102 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 17. RELATED PARTY DISCLOSURES (CONTINUED) Notes: (i) License fees The license fee payable to Wynn Resorts, Limited equals the greater of (1) 3% of the gross monthly revenues of the intellectual property, and (2) US$1.5 million (approximately HK$11.7 million) per month. (ii) Corporate support services The annual fees for the services provided by Wynn Resorts are based on an allocation of the actual proportion of Wynn Resorts’ annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expenses related to the provision of such services, and in any event, such annual fees charged by Wynn Resorts shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expenses incurred by Wynn Resorts during any financial year. Wynn Resorts allows the Company and its employees to use aircraft assets owned by Wynn Resorts and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts. (iii) International marketing expenses These administrative, promotional and marketing services are provided through branch offices located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%. (iv) Staff secondment payroll charges Worldwide Wynn, a subsidiary of Wynn Resorts, is responsible for supplying management personnel to WRM for pre-determined lengths of time through secondment arrangements. Worldwide Wynn is compensated for these services of the seconded employees during the period of secondment to WRM with a service fee equal to its aggregate costs plus 5%. (v) Design/development payroll Wynn Design & Development provides design and development services to the Group in connection with the construction and renovation works at Wynn Palace and Wynn Macau and Encore. A service fee is charged at the costs incurred by Wynn Design & Development to the Group for the services provided. The above transactions were carried out on terms mutually agreed between the Group and the related companies. There were no significant charges from the Group to the related companies during the six months ended 30 June 2019 and 2018. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business. All such outstanding balances between the Group and the related companies are deemed to be trade in nature.

Interim Report 2019 103 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2019 17. RELATED PARTY DISCLOSURES (CONTINUED) Home Purchase In May 2010, Worldwide Wynn entered into an employment agreement with Ms. Linda Chen, who is also a director of the Company. Under the terms of the employment agreement, Worldwide Wynn caused WRM to purchase a house in Macau for use by Ms. Chen. As at 30 June 2019, the net carrying amount of the house together with improvements and its land lease right was HK$46.5 million (31 December 2018: HK$49.0 million). 18. FAIR VALUE AND FAIR VALUE HIERARCHY OF FINANCIAL INSTRUMENTS Management has assessed that the fair values of cash and cash equivalents, restricted cash and cash equivalents, trade and other receivables, deposits, accounts payable, lease liabilities, constructions payables and accruals, balances with related companies and the current portion of financial liabilities included in other payables and accruals and other liabilities approximate their carrying amounts largely due to the short term maturities of these instruments. The fair values of the non-current portion of interest-bearing borrowings have been calculated by discounting the expected future cash flows using rates currently available for instruments with similar terms, credit risks and remaining maturities. The fair values of the non-current portion of lease liabilities have been calculated by discounting the expected future cash flows using the Group’s incremental borrowing rate. The non-current portion of financial liabilities included in other payables and accruals and other liabilities, and construction retentions payable were not discounted as the discounting factors were considered by management to be insignificant. As at 30 June 2019, the estimated fair value for level 2 of the Group’s outstanding debts instruments was HK$28.79 billion (as at 31 December 2018: HK$31.69 billion). The Group did not hold any assets or liabilities measured at fair value for levels 1 and 3 during the six months ended 30 June 2019 and 2018. Level 1 fair values are those measured using quoted prices (unadjusted) in active markets for identical financial instruments, level 2 fair values measured using quoted prices in active markets for similar financial instruments, or using valuation techniques in which all significant inputs are directly or indirectly based on observable market data and level 3 fair values are those measured using valuation techniques in which any significant input is not based on observable market data. 19. COMPARATIVE AMOUNTS Certain comparative amounts have been reclassified to conform with the current year’s presentation.

104 Wynn Macau, Limited Definitions “Board of Directors” or “Board” the Board of Directors of our Company “Code” the Corporate Governance Code and Corporate Governance Report set out in Appendix 14 to the Listing Rules as applicable on 30 June 2019 “Company”, “our Company” or Wynn Macau, Limited, a company incorporated on 4 September “WML” 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited “Concession Agreement” the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region entered into between WRM and the Macau government on 24 June 2002 “Cotai Land Concession the land concession contract entered into between WRM, Palo Agreement” and the Macau government for approximately 51 acres of land in the Cotai area of Macau, and for which formal approval from the Macau government was published in the official gazette of Macau on 2 May 2012 “DICJ” The Gaming Inspection and Coordination Bureau of Macau “Director(s)” the director(s) of our Company “Encore” or “Encore at a casino resort located in Macau, connected to and fully Wynn Macau” integrated with Wynn Macau, owned and operated directly by WRM, which opened on 21 April 2010 “Galaxy” Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires “Group”, “we”, “us” or “our“ our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group “HIBOR” Hong Kong Interbank Offered Rate “HK$” Hong Kong dollars, the lawful currency of Hong Kong

Interim Report 2019 105 Definitions “Hong Kong” or “HKSAR” the Hong Kong Special Administrative Region of the PRC “Hong Kong Stock Exchange” The Stock Exchange of Hong Kong Limited “IFRS” International Financial Reporting Standards “Las Vegas Jet, LLC” Las Vegas Jet, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “LIBOR” London Interbank Offered Rate “Listing Rules” the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time) “Macau” or “Macau Special the Macau Special Administrative Region of the PRC Administrative Region” “Macau Operations” the integrated Wynn Palace and Wynn Macau and Encore at Wynn Macau “Melco” Melco Resorts (Macau) Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “MGM Macau” MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “Model Code” the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules “MOP” or “pataca” Macau pataca, the lawful currency of Macau “NASDAQ” National Association by Securities Dealers Automated Quotations “Palo Real Estate Company Palo Real Estate Company Limited, a limited liability company Limited” or “Palo” incorporated under the laws of Macau, subject to Ms. Linda Chen 10% social and voting interest and MOP1.00 economic interest in WRM, an indirect wholly-owned subsidiary of the Company

106 Wynn Macau, Limited Definitions “PRC”, “China” or the People’s Republic of China and, except where the context “mainland China” requires and only for the purpose of this interim report for geographical and statistical reference only, references in this interim report to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a correlative meaning “SEC” the U.S. Securities and Exchange Commission “SFO” the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) “Share(s)” ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company “Shareholder(s)” holder(s) of Share(s) of the Company from time to time “SJM” Sociedade de Jogos de Macau S.A., one of the six gaming operators in Macau and one of the three concessionaires “Trust” the trust constituted by the Trust Deed to service the employee ownership scheme “Trust Deed” the trust deed entered into between the Company and the Trustee (as may be restated, supplemented and amended from time to time) on 30 June 2014 “Trustee” the trustee appointed by the Company for the purpose of the Trust, and as at the date of this interim report, Computershare Hong Kong Trustees Limited, a company incorporated in Hong Kong and having its registered office at 46th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong “US$” United States dollars, the lawful currency of the United States “U.S. GAAP” the Generally Accepted Accounting Principles of the United States “Venetian Macau” Venetian Macau S.A., one of the six gaming operators in Macau and one of the three sub-concessionaires “WM Cayman Holdings Limited I” WM Cayman Holdings Limited I, a company incorporated on 7 July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Wynn Group Asia, Inc.

Interim Report 2019 107 Definitions “WM Cayman Holdings Limited II” WM Cayman Holdings Limited II, a company incorporated on 8 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company “WML 2021 Notes” the US$600 million (approximately HK$4.69 billion) 5.25% senior notes due 2021 issued by the Company in October 2013 and the additional US$750 million (approximately HK$5.86 billion) 5.25% senior notes due 2021 issued by the Company on 20 March 2014 (Debt Stock Code: 5983), which were consolidated to form one single series of notes “WML 2024 Notes” the US$600 million (approximately HK$4.69 billion) 4.875% senior notes due 2024 issued by the Company in September 2017 (Debt Stock Code: 5279) “WML 2027 Notes” the US$750 million (approximately HK$5.86 billion) 5.50% senior notes due 2027 issued by the Company in September 2017 (Debt Stock Code: 5280) “WML Notes” WML 2027 Notes and together with the WML 2024 Notes, the WML Notes “Worldwide Wynn” Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “WRL Group” Wynn Resorts, Limited and its subsidiaries (other than the Group) “WRM” Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company “WRM Shareholder Dividend the agreements, entered into during August 2016, for a term of Tax Agreement” five years between WRM and the Macau Special Administrative Region, that provide for an annual payment to the Macau Special Administrative Region of MOP12.8 million in years 2016 through 2020 in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming profits earned in those years

108 Wynn Macau, Limited Definitions “Wynn Design & Development” Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly- owned subsidiary of Wynn Resorts, Limited “Wynn Group Asia, Inc.” Wynn Group Asia, Inc., a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn International Marketing, Wynn International Marketing, Ltd., a company incorporated Ltd.” or “WIML” under the laws of Isle of Man and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Las Vegas, LLC” Wynn Las Vegas, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Macau” a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau “Wynn Macau Credit Facilities” together, the HK$17.97 billion (equivalent) fully-funded senior term loan facility and the HK$5.85 billion (equivalent) senior revolving credit facility extended to WRM as subsequently amended from time to time and refinanced on 21 December 2018 “Wynn Palace” an integrated resort situated on approximately 51 acres of land in the Cotai area of Macau in accordance with the terms of the Cotai Land Concession Agreement, which is operated by WRM and opened on 22 August 2016 “Wynn Resorts Holdings, LLC” Wynn Resorts Holdings, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Resorts International, Ltd.” Wynn Resorts International, Ltd., a company incorporated under the laws of the Isle of Man and a wholly-owned subsidiary of the Company “Wynn Resorts, Limited”, Wynn Resorts, Limited, a company formed under the laws of the “Wynn Resorts” or “WRL” State of Nevada, United States, and our controlling shareholder (as defined in the Listing Rules)

Interim Report 2019 109 Glossary “Average Daily Rate” average daily rate which is calculated by dividing total room revenues, including complimentaries (less service charges, if any), by total rooms occupied “chip(s)” a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables “gaming promoters” individuals or companies licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to patrons, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Administrative Regulation no. 6/2002 “gross gaming win” the total win generated by all casino gaming activities combined, calculated before deduction of commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues) “In-house VIP Program” an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history “REVPAR” revenue per available room which is calculated by dividing total room revenues, including complimentaries (less service charges, if any), by total rooms available “Rolling Chip” physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and our Macau Operations’ individual VIP players

110 Wynn Macau, Limited Glossary “slot machine win” the amount of handle (representing the total amount wagered) that is retained and recorded as casino revenues. Slot machine win is after adjustment for progressive accruals, but before the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis “table drop” the amount of cash deposited in a gaming table’s drop box that serves as a repository for cash, plus cash chips purchased at the casino cage “table games win” the amount of table drop or turnover that is retained and recorded as casino revenues. Table games win is before commissions and the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis “turnover” the sum of all losing Rolling Chip wagers within the VIP program “VIP player” client, patron or player who participates in our Macau Operations’ In-house VIP Program or in the VIP program of any of our gaming promoters

Wynn Macau, Limited Rua Cidade de Sintra, NAPE, Macau (853) 2888-9966 www.wynnmacau.com